Exhibit (a)(1)(A)

SCITEX CORPORATION LTD.
OFFER TO PURCHASE FOR CASH
UP TO 5,643,739 OF ITS OUTSTANDING ORDINARY SHARES
AT
$5.67 NET PER SHARE

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, OR 12:00 MIDNIGHT, ISRAEL TIME, ON MONDAY, JUNE 14, 2004, UNLESS THE OFFER IS EXTENDED.

We, Scitex Corporation Ltd., a company organized under the laws of Israel, are offering to purchase up to an aggregate of 5,643,739 of our ordinary shares, NIS 0.12 par value per share, at the price of $5.67 per ordinary share, net to you (subject to withholding taxes, as applicable), in cash, without interest.  As of the date of this offer to purchase, there were 43,018,413 ordinary shares issued and outstanding (excluding 448,975 ordinary shares held in treasury).

THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 10.  THE PRINCIPAL CONDITIONS ARE THAT:

•	AT LEAST 3,226,381 ORDINARY SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW); AND

•

IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF ORDINARY SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (EXCLUDING SHARES HELD BY US OR OUR AFFILIATES) MUST EXCEED THE NUMBER OF ORDINARY SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING. PLEASE READ SECTION 10, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

IF MORE THAN 5,643,739 ORDINARY SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF ORDINARY SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 5,643,739 ORDINARY SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, OR 12:00 MIDNIGHT, ISRAEL TIME, ON MONDAY, JUNE 14, 2004, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS DATE, AS MAY BE EXTENDED, AS THE INITIAL COMPLETION DATE. UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER, IF AT THE INITIAL COMPLETION DATE, ALL THE CONDITIONS TO THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 5:00 P.M., NEW YORK TIME, OR 12:00 MIDNIGHT, ISRAEL TIME, ON FRIDAY, JUNE 18, 2004, DURING WHICH YOU MAY TENDER YOUR ORDINARY SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THESE DATES WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. See Section 1.

Scitex’s ordinary shares are listed on the Nasdaq National Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or TASE, both under the symbol “SCIX.”  On May 13, 2004, the last trading day before commencement of the offer, the closing sale price of our ordinary shares was $5.67 on Nasdaq and NIS 26.91 ($5.81 based on an exchange rate of NIS 4.63 per United States dollar as of May 13, 2004) on the TASE. We encourage you to obtain current market quotations for our ordinary shares before deciding whether to tender your ordinary shares. See Section 6.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR ORDINARY SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER ORDINARY SHARES AND, IF SO, HOW MANY ORDINARY SHARES TO TENDER.

In the United States, the Information Agent for the offer is:

MacKenzie Partners, Inc.

In Israel, information concerning the offer is available from our legal counsel:

Goldfarb, Levy, Eran & Co.

May 14, 2004

IMPORTANT

          The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder relating to tender offers, or the Israeli Securities Law, Scitex has filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the Tel Aviv Stock Exchange Ltd., or the TASE. An English translation of the cover statement will be filed with the United States Securities and Exchange Commission, or the SEC, as an exhibit to our Offer to Purchase on Schedule TO.

          The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

          We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your ordinary shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

          Holders of ordinary shares who hold their shares through a TASE member, or who are named as holders of ordinary shares in the Register of Shareholders of Scitex in Israel, should tender their ordinary shares to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary, pursuant to the instructions in Section 3.  All other holders of ordinary shares should tender their shares to American Stock Transfer & Trust Company, the U.S. Depositary, pursuant to the instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

          Section 3 also describes a right that shareholders have to object to the offer.

          Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for ordinary shares that are validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on Monday, June 14, 2004, unless and until we extend the period of time during which the initial period of the offer is open.  This period is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. Promptly following the completion of the Initial Offer Period, we will publicly announce whether or not the conditions to the offer have been satisfied or waived by us.  As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us and if, with respect to each ordinary share owned by you:

•	you have not yet responded to the offer,

•	you have notified us of your objection to the offer, or

•	you have tendered such ordinary share but have withdrawn your tender prior to the Initial Completion Date,

you will be afforded an additional four calendar-day period, until 5:00 P.M., New York time, or 12:00 midnight, Israel time, on Friday, June 18, 2004, during which you may tender such ordinary share.  We refer to this additional period as the Additional Offer Period.  These dates will change if we decide to extend the Initial Offer Period. Ordinary shares tendered during the Initial Offer Period may be withdrawn at any time prior to the Initial Completion Date (as may be extended), but not during the Additional Offer Period. In this respect, we urge you to read Section 1 and Section 4.

          Any questions and requests for assistance may be directed to MacKenzie Partners, Inc., our Information Agent in the United States, or Goldfarb, Levy, Eran & Co., our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

          Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

          Unless the context otherwise requires, all references in this offer to purchase to “Scitex,” “us,” “we,” and “our” refer to Scitex Corporation Ltd.  All references to “Nasdaq” are to the Nasdaq National Market. All references to “TASE” are to the Tel Aviv Stock Exchange Ltd. All references to “dollars” or “$” are to United States dollars and all references to “NIS” are to New Israel Shekel.

SUMMARY TERM SHEET

          This summary term sheet is a brief summary of the material provisions of this offer to purchase up to 5,643,739 ordinary shares of Scitex, NIS 0.12 par value per share, or our shares, being made by Scitex, and is meant to help you understand the offer.  This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase.  The following are some of the questions you, as a shareholder of Scitex, may have about us and the offer and answers to those questions.  You are urged to carefully read this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

Who is offering to buy my securities?

•	We are Scitex Corporation Ltd., and we are offering to purchase your shares of Scitex. See Section 8.

How many shares are sought in the offer?

•

Subject to certain conditions, we are offering to purchase up to an aggregate of 5,643,739 shares of Scitex, representing 13.1% of our voting power (based on 43,018,413 shares issued and outstanding and entitled to voting rights (excluding 448,975 shares held by us in treasury)), or 13.0% of our issued and outstanding shares (based on 43,467,388 shares issued and outstanding (including 448,975 shares held by us in treasury)).

•

If more than 5,643,739 shares are validly tendered and not properly withdrawn, we will purchase 5,643,739 shares on a pro rata basis from all shareholders who have tendered their shares in the Initial Offer Period and the Additional Offer Period.  In these circumstances, the number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered and not properly withdrawn by all shareholders prior to the expiration of the Additional Offer Period.

See Section 1.

How much are you offering to pay and what is the form of payment?

•

We are offering to pay $5.67 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest.  All shareholders tendering their shares in the offer will be paid solely in United States dollars. See “Introduction,” Section 1 and Section 2. See Section 5 with respect to withholding taxes.

What is the market value of my shares as of a recent date?

•

On May 13, 2004, the last full trading day before we commenced the offer, the closing price per share as reported on Nasdaq was $5.67, and as reported on the TASE was NIS 26.91 ($5.81 based on an exchange rate of NIS 4.63 per dollar as of May 13, 2004). You should obtain a recent quotation for your shares prior to deciding whether or not to tender your shares. See Section 6.

Do you have the financial resources to pay the purchase price in the offer?

•	Yes. The purchase of our shares in the offer will be financed by our own internal resources. The offer is not subject to the receipt of financing.

•

According to Israeli law, to secure the payment for the shares tendered in the offer, the Israeli Depositary, which is a member of the TASE, will guarantee our obligation to pay for the shares.  To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase.

See Section 2 and Section 9.

What are the most significant conditions to the offer?

The offer is conditioned on, among other things, the following:

•

At least 3,226,381 shares, representing 7.5% of our voting power (based on 43,018,413 shares issued and outstanding and entitled to voting rights (excluding 448,975 shares held by us in treasury)), must be validly tendered and not properly withdrawn, prior to the completion of the Initial Offer Period on June 14, 2004 (as may be extended by us).

•

Under Israeli law, you have the right to notify us of your objection to the offer.  At the completion of the Initial Offer Period, the aggregate number of shares validly tendered in the offer and not properly withdrawn (excluding shares held by us or our affiliates) must be greater than the number of shares represented by notices of objection to the offer.

The offer is not conditioned on the availability of financing.

See Section 10, which sets forth in full the conditions to the offer.

What will happen if the conditions to the offer are not satisfied?

•	If any of the conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any shares tendered in the offer. See “Introduction,” Section 1 and Section 10.

How long do I have to decide whether to tender in the offer?

•

You may tender your shares until 5:00 p.m., New York time, or 12:00 midnight, Israel time, in each case on June 14, 2004 (as may be extended by us).  We refer to the period from the commencement of the offer until June 14, 2004 (as may be extended by us) as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

•

Promptly following the Initial Completion Date, we will publicly announce whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us and if, with respect to each share owned by you:

	•	you have not yet responded to the offer,

	•	you have notified us of your objection to the offer, or

	•	you have tendered such share but have withdrawn your tender prior to the Initial Completion Date,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 5:00 p.m., New York time, or 12:00 midnight, Israel time, on Friday, June 18, 2004, during which you may tender such share.  We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date.  These dates will change if we decide to extend the Initial Offer Period.

See “Introduction,” Section 1 and Section 3.

How do I tender my shares and to which depositary should I tender?

This depends on the manner in which you hold your shares:

•

If you hold your shares through a TASE member or you are named as a holder of our shares in the Register of Shareholders of Scitex in Israel, you should tender your shares to the Israeli Depositary by following the procedures and instructions described in Section 3.

•	All other holders of shares should tender their shares to the U.S. Depositary by following the procedures and instructions described in Section 3.

Can I tender my shares using a guaranteed delivery procedure?

•	No. You may only tender your shares by following the procedures and instructions described in Section 3.

When can I withdraw the shares I tendered in the offer?

•

You may withdraw any previously tendered shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period.  In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 business days from the date of the commencement of the offer if the shares have not yet been accepted for payment by us. See Section 1 and Section 4.

When will you pay for the shares tendered in the offer?

•

All of the shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration. We expect to make such payment within four business days following the Final Expiration Date. See Section 2.

Can the offer be extended, and under what circumstances?

•

We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. Under certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

How will I be notified if the offer is extended?

•

If we decide to extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact.  We will also issue a press release announcing the new initial completion date no later than 9:00 a.m. New York time (4:00 p.m. Israel time), on the first business day after the day on which we decide to extend the Initial Offer Period. See Section 1.

Has Scitex or its board of directors adopted a position on the offer?

•

Our board of directors has approved the offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should or should not tender your shares. You must make your own decision as to whether to tender your shares in the offer and, if so, how many shares to tender. See “Introduction,” “Background to the Offer – Purpose of the Offer; Reasons for the Offer” and “Background to the Offer – Plans for Scitex after the Offer; Certain Effects of the Offer.”

What should I do before I decide whether or not  to tender my shares?

•

Before making a decision with respect to whether or not to tender your shares in the offer, you are urged to carefully evaluate all the information in this offer to purchase, including the discussion of the material United States federal income tax and Israeli income tax considerations with respect to the offer contained in Section 5, and the other related documents delivered to you or to which we refer you, and consult your own investment and tax advisors. You should also obtain a recent quotation for the shares prior to deciding whether or not to tender your shares. See Section 6.

Do any of Scitex’s directors, executive officers or affiliates intend to tender any shares in the offer?

•

Discount Investment Corporation Ltd., or Discount, which beneficially owns approximately 22% of our issued and outstanding shares, and Clal Industries and Investments Ltd., or Clal, which beneficially owns approximately 22% of our issued and outstanding shares, have advised us that they intend, subject to market conditions, to tender, in the aggregate, approximately 260,000 shares beneficially owned by them in the offer. As a result, their aggregate voting power of Scitex following the consummation of the offer will increase to at least 47.0%, if we purchase 3,226,381shares, the minimum number of shares to be purchased in the offer, and in excess of 50.0%, up to 50.6%, of our voting power, if we purchase 5,643,739 shares, the maximum number of shares to be purchased in the offer. Only one of our directors and one of our executive officers are beneficial owners of our shares. This director has informed us that he intends to tender his shares in the offer. To our knowledge, none of our other affiliates intends to tender any shares in the offer.

See “Introduction,” “Background to the Offer -- Plans for Scitex after the Offer; Certain Effects of the Offer” and “Background to the Offer – Beneficial Ownership of Shares.”

Are there any conflicts of interest in the offer?

•

As a result of, among other things, the aggregate beneficial ownership by Discount and Clal of approximately 44% of our issued and outstanding shares (excluding shares held by us in treasury), they may be deemed to exert substantial influence over us. In addition, Discount and Clal have advised us that they intend, subject to market conditions, to tender a portion of their shares in the offer and, as a result, their aggregate voting power of Scitex following the consummation of the offer will increase to at least 47% and up to 50.6% of our voting power, as described above. As required by Israeli law, we have sought and obtained the approval (by a special majority) of our shareholders for the offer.  In addition, some of our directors and officers are affiliated with Discount and Clal.

See “Background to the Offer – Background,” “Background to the Offer -- Plans for Scitex after the Offer; Certain Effects of the Offer” and “Background to the Offer - Interest of Persons in the Offer.”

What are the tax consequences of the offer?

•

The receipt of cash for shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will generally be a taxable transaction for United States federal income tax purposes and will generally be treated for United States federal income tax purposes either as (1) a sale or exchange of shares or (2) a distribution in respect of shares.

•

The receipt of cash for shares accepted for payment by us from tendering shareholders will generally be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•

The receipt of cash for shares accepted for payment by us from tendering shareholders is generally subject to the withholding of Israeli tax at the source, at the rate of 15% of the shareholder’s gain on such sale.  We have obtained an approval from the Israeli Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of shares in the offer. The approval provides, among other things, that tendering shareholders who (1) certify that they are non-Israeli residents and hold their shares directly or through a foreign (non-Israeli) broker or financial institution, will not be subject to Israeli withholding tax, (2) hold their shares through an Israeli broker or financial institution, will be subject to Israeli withholding tax as required by Israeli law, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 11.43% of the gross proceeds payable to them pursuant to the offer.

You are urged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

See Section 5.

Do you have any specific plans to make a cash distribution after the offer?

•

Our board of directors determined to distribute an aggregate amount of approximately $118 million to our shareholders, of which up to $32 million will be distributed through a repurchase of shares by means of this self tender offer, if the offer is consummated. We expect to distribute the balance of approximately $86 million in a cash distribution to be effected following the Final Expiration Date. In this respect, you should be aware that any shareholder whose proportionate shareholdings in Scitex is increased as a result of the consummation of the offer, including our principal shareholders, Discount and Clal, will be entitled to receive a proportionally increased share of any future dividends or distributions made by us following the completion of the offer, including the contemplated $86 million cash distribution.

•

If we purchase less than an aggregate of $32 million of shares in the offer, we currently intend to distribute the balance of such $32 million to our shareholders. At this time, we have not determined how and when to distribute such balance, if any.

See “Background to the Offer -- Plans for Scitex after the Offer; Certain Effects of the Offer.”

Will the offer result in the delisting of Scitex’s shares?

•	No. We expect that Scitex’s shares will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

With whom may I talk if I have questions about the offer?

•

You can call MacKenzie Partners, Inc., our Information Agent in the United States, at +1-212-929-5500 or +1-800-322-2885, or our legal counsel in Israel, Goldfarb, Levy, Eran & Co., at +972-3-608-9840, during their respective normal business hours.  See the back cover of this offer to purchase.

v

INTRODUCTION

          We, Scitex Corporation Ltd., hereby offer to purchase up to 5,643,739 of our ordinary shares, par value NIS 0.12 per share, or our shares, at a price of $5.67 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest.  The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you. Scitex’s shares are listed on the Nasdaq National Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or TASE, both under the symbol “SCIX.”  As of the date of this offer to purchase, there were 43,018,413 shares issued and outstanding. In addition, Scitex holds additional 448,975 shares in treasury. Under Israeli law, these 448,975 shares are deemed to be issued but may not be voted.  Accordingly, the shares being purchased in the offer represent a slightly higher percentage of the voting power of Scitex than of the issued and outstanding shares of Scitex.  As a result, if we purchase 5,643,739 shares in the offer (the maximum number of shares to be purchased in the offer), we would hold 6,092,714 shares in treasury representing approximately 14.0% of our issued shares, but such shares would not carry any rights, including voting power and the right to receive dividends.

          The offer is being conducted simultaneously in the United States and in Israel.  The initial period of the offer will be completed at 5:00 p.m., New York time, or 12:00 midnight, Israel time, in each case on June 14, 2004.  We refer to the period from the commencement of the offer until June 14, 2004, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.  Promptly following the Initial Completion Date, we will publicly announce whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  As required by Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us and if, with respect to each share owned by you: (a) you have not yet responded to the offer, (b) you have notified us of your objection to the offer, or (c) you have tendered such share but have withdrawn your tender prior to the Initial Completion Date, you will be afforded an additional four calendar-day period, until 5:00 p.m., New York time, or 12:00 midnight, Israel time, on June 18, 2004, during which you may tender each such share.  We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date.  These dates will change if we decide to extend the Initial Offer Period.

          If you are a record owner of shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (which we refer to, together with the U.S. Depositary, as the Depositaries), you will generally not be obligated to pay brokerage, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to our purchase of shares in the offer. If you hold your shares through a bank or broker, you should check whether they charge any service fees.

          Under certain circumstances, you may be subject to U.S. federal backup withholding of 28% of the gross proceeds payable to you pursuant to the offer and to Israeli withholding tax at various rates, depending on your personal situation. See Section 5 for a more detailed description of the material U.S. federal income tax and Israeli tax considerations applicable to Scitex’s shareholders in connection with the offer.  You are urged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

          We will pay the fees and expenses incurred by the Depositaries in connection with the offer.  The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose shares are accepted for payment.  We will also pay the fees and expenses incurred by MacKenzie Partners, Inc., our Information Agent, and Goldfarb, Levy, Eran & Co., our Israeli legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

          The offer is conditioned on at least 3,226,381 shares being validly tendered and not properly withdrawn, and we may terminate the offer if less than 3,226,381 shares are validly tendered and not properly withdrawn, prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date.  Certain other conditions to the consummation of the offer are described in Section 10.  We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or SEC) to amend or waive any one or more of the terms of, and conditions to, the offer.  However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any shares tendered in the offer.  The offer is not conditioned on our obtaining financing.  See Section 1, Section 9 and Section 10.

          Our board of directors has approved the offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should or should not tender your shares in the offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See “Background to the Offer – Purpose of the Offer; Reasons for the Offer.”

          Discount Investment Corporation Ltd., or Discount, which beneficially owns approximately 22% of our issued and outstanding shares, and Clal Industries and Investments Ltd., or Clal, which beneficially owns approximately 22% of our issued and outstanding shares, have advised us that they intend, subject to market conditions, to tender, in the aggregate, approximately 260,000 shares beneficially owned by them in the offer. Only one of our directors and one of our executive officers are beneficial owners of our shares. This director has informed us that he intends to tender his shares in the offer. To our knowledge, none of our other affiliates intends to tender any shares in the offer.

          This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

          This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “projects,” “potential,” “are optimistic,” “view” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.

          Our actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	risks in product and technology development,

•	market acceptance of new products and continuing product demand,

•	the impact of competitive products and pricing,

•	changes in domestic and foreign economic and market conditions,

•	timely development and release of new products by strategic suppliers,

•	the impact of our accounting policies,

•	risks relating to the integration of new businesses,

•	uncertainty of outcome of shareholder litigation,

•	uncertainty as to the completion or timing of the offer and the contemplated cash distribution, and

•	the other risk factors detailed in our most recent annual report on Form 20-F and other filings with the SEC.

          Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

          You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

          See Section 8 of this offer to purchase for a discussion of certain information relating to Scitex.

BACKGROUND TO THE OFFER

Background

          On January 5, 2004, we completed the sale of the business of our indirect wholly owned subsidiary, Scitex Digital Printing, Inc., or SDP, to Eastman Kodak Company, or Kodak, for $250 million in cash.  In addition, as part of the SDP-Kodak transaction, approximately $12 million of SDP’s cash balance was retained by us at closing. On January 4, 2004, after considering alternative uses for our cash, including the proceeds from the SDP-Kodak transaction, our board of directors approved a plan of cash distribution, pursuant to which we intended to distribute a total of approximately $118 million, or, based on the number of our shares then outstanding, approximately $2.75 per share in cash, to our shareholders.

          During February 2004, we examined whether a portion of the funds reserved for the planned cash distribution should be used for the repurchase of shares from our shareholders. Among other things, we conducted an analysis of the legal requirements relating to the repurchase of shares from our shareholders, including the feasibility of conducting a simultaneous self tender offer in the U.S. and Israel covering the shares traded on each of Nasdaq and the TASE.  The analysis was made with the assistance of Israeli and U.S. legal counsel.  On February 24, 2004, as required by Israeli law, we applied to the Tel Aviv District Court to obtain its approval for the contemplated distribution of up to $118.5 million by way of a cash distribution and/or a self tender offer.

          Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a  “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own more than 45% of the aggregate voting power of the company and no other person owns at least 50% of the voting power.  This requirement applies even if the increase in a shareholder’s stake to over 45% of the voting power is not caused by such shareholder’s direct acquisition of shares but rather occurs as a result of an “indirect acquisition” such as the result of an issuer tender offer. In February 2004, Discount and Clal beneficially owned (and, as of the date of this offer to purchase, continue to beneficially own), in the aggregate, 18,962,020 shares, representing approximately 44% of our issued and outstanding shares (excluding shares held by us in treasury) and,  therefore, approximately 44% of the aggregate voting power of Scitex.  Depending on the number of shares tendered, if any, by Discount and/or Clal and by the other shareholders of Scitex in the offer, Discount’s and Clal’s aggregate percentage of the voting power of Scitex may exceed 45% (and possibly, even more than 50%) following consummation of the offer.  Accordingly, we were advised that we would be required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law.

          In addition, under Israeli law, once a shareholder owns in excess of 45% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely through a tender offer, unless as a result of the purchase the shareholder would own in excess of 90% of the issued and outstanding shares of the company.  Accordingly, we were advised that the offer may result in a potential benefit to Discount and/or Clal if their voting power of Scitex would be in excess of 45% (and possibly, even more than 50%) following the offer and, therefore, may be deemed to constitute an “extraordinary transaction” of Scitex with Discount and Clal, its principal shareholders, who may be deemed to be its “controlling shareholders” as such term is defined under the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, or in which its controlling shareholders have a personal interest. Under the Israeli Companies Law, “extraordinary transactions” of a public company with its controlling shareholder or in which its controlling shareholder has a personal interest, generally require the approval of the company’s audit committee, the board of directors and the shareholders (by a special majority), in that order.

          On March 1, 2004, our board of directors determined, following approval by our audit committee, that, out of the planned distribution of approximately $118 million in cash to our shareholders, we would distribute a total of approximately $86 million in a cash distribution and the balance of approximately $32 million would be distributed through a repurchase of shares by means of a self tender offer. On March 2, 2004, we issued a press release describing this determination. In accordance with the Israeli Companies Law, Mr. Ami Erel, the Chairman of our board of directors, Mr. Raanan Cohen, our President and Chief Executive Officer and a member of our board of directors, as well as Messrs. Fischer and Livnat, members of our board of directors, did not vote on the aforesaid resolutions of our board of directors because they may be deemed to have personal interests in the offer due to their affiliations with Discount and Clal. In this respect, see “-- Interest of Persons in the Offer” below.

          On March 24, 2004, our board of directors (excluding Messrs. Erel, Cohen, Fischer and Livnat) resolved, following approval by our audit committee, to direct our management to take action to commence a tender offer, and determined that the offer will be based upon, among other things, the following key terms:

•

The offer price per share in the offer will be the average of the last reported sale prices per share as quoted on Nasdaq for the three trading days ending one business day prior to the commencement of the offer;

•

One of the conditions to the consummation of the offer will be that shares representing at least 7.5% of the voting power of Scitex are validly tendered and not properly withdrawn before the completion of the Initial Offer Period (as may be extended); and

•	The aggregate consideration paid by Scitex for shares validly tendered and accepted for payment in the offer will not exceed $32 million.

          In accordance with the Israeli Companies Law, this resolution was submitted to the shareholders for their approval. On April 1, 2004, we began mailing proxy materials for our extraordinary general meeting of shareholders that was held on April 25, 2004. At the shareholders’ meeting, our shareholders approved (by a special majority, as required by Israeli law) the key terms of the offer, as described above.

          Beginning in March 2004 through the date of this offer to purchase, we continued with preparations in order to enable us to commence a self tender offer if the conditions to commencement of an offer were fulfilled.  In addition, we, with the assistance of Israeli and U.S. legal counsel applied to the SEC and the Israeli Securities Authority, or the ISA, for relief from certain provisions of the U.S. and Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel. We also requested from the Israeli Tax Authority, or the ITA, an approval with respect to the Israeli withholding tax rates applicable to the contemplated cash distribution and the offer.

          On April 4, 2004, the Tel Aviv District Court approved the contemplated distribution of up to $118.5 million by way of a cash distribution and/or a self tender offer.

          On April 26, 2004, we, Discount and Clal filed an application with respect to the proposed self tender offer with the Israeli Antitrust Authority.

          On May 12, 2004, our board of directors (excluding Messrs. Erel, Cohen, Fischer and Livnat) resolved, following approval by our audit committee, to authorize our management to commence the offer and to effect the cash distribution following the consummation of the offer.

          On May 13, 2004, we received the approval of the Israeli Antitrust Authority.

          On May 14, 2004, our board of directors (excluding Messrs. Erel, Cohen, Fischer and Livnat) resolved, following approval by our audit committee, to commence the offer. We commenced the offer on May 14, 2004.

Purpose of the Offer; Reasons for the Offer

          As more fully described above, our board of directors determined that we should utilize a portion of our cash, including a portion of the net proceeds from the SDP-Kodak transaction, in an aggregate amount of approximately $118 million, to distribute to our shareholders (1) approximately $32 million through a repurchase of shares by means of this self tender offer and (2) approximately $86 million by means of a cash distribution. The decision of our board of directors to approve the offer (subject to the conditions described in Section 10 (“Conditions to the Offer”)), was the result of careful consideration by our board of directors of numerous factors, including, without limitation, the following:

•

the offer will provide our shareholders with flexibility to increase or decrease their portion of the total funds allocated for distribution. Each shareholder will be entitled to tender a portion of its shares to Scitex in the offer and, thereby, may increase its share of the total funds allocated by us for distribution, or, alternatively, may increase its proportionate shareholdings by not tendering its shares in the offer and, thereby, decrease its share of the total funds allocated by us for distribution;

•	by reducing the number of shares outstanding, the offer is expected to enable us to improve our earnings per share in future periods;

•

the offer provides our shareholders with an opportunity to obtain liquidity with respect to their shares by tendering in the offer, for cash and without potential disruption to the share price of our shares and the usual transaction costs associated with market sales; and

•

the belief that the offer is in the best interests of Scitex and our shareholders. In this respect, our board of directors took into account that (1) in accordance with Israeli law, the offer was approved by a special majority of our shareholders and (2) the offer is conditioned upon, among other things, at the Initial Completion Date, there being (A) an aggregate number of shares validly tendered in the offer and not properly withdrawn (excluding shares held by us or our affiliates) in excess of the number of shares represented by Notices of Objection to the offer, as required by Israeli law, and (B) at least 3,226,381 shares, representing approximately 7.5% of our voting power, validly tendered and not properly withdrawn . Our board of directors believes that the approval of the shareholders, together with the said conditions, are important indicators that the offer is indeed in the best interest of our shareholders

          In reaching its determination to approve the offer, the board of directors consulted with its legal and other advisors, as well as our management, and considered other information relating to us and the proposed transaction, including, but not limited to, the following:

•

based on its review of current business objectives, our available cash and anticipated cash needs and possible alternative uses for our cash, our board of directors determined that the offer is a prudent use of our financial resources. In the course of this review, our board of directors determined that our cash resources are sufficient to both finance the offer and meet our anticipated requirements for future operations, although there can be no assurance in that regard;

•	certain effects of the offer as more fully described below under “-- Plans for Scitex after the Offer; Certain Effects of the Offer”; and

•

the tax consequences to our shareholders of the offer. As more fully described in Section 5, the gross proceeds payable to a tendering shareholder in the offer will generally be subject to Israeli withholding tax at the rate of 15% of the shareholder’s gain on such sale. However, based on an approval that we received from the ITA, tendering shareholders who (1) certify that they are non-Israeli residents and hold their shares directly or through a foreign (non-Israeli) broker or financial institution, will not be subject to Israeli withholding tax, (2) hold their shares through an Israeli broker or financial institution, will be subject to Israeli withholding tax as required by Israeli law, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 11.43% of the gross proceeds payable to them pursuant to the offer. By comparison, based on an approval that we received from the ITA, the contemplated cash distribution of approximately $86 million in cash to our shareholders will generally be subject to a 25% Israeli withholding tax with respect to all shareholders, except that (1) shareholders who certify that they are U.S. residents and are not Israeli residents, will generally be subject to Israeli withholding tax at the rate of 12.5% and (2) shareholders who certify that they are Israeli corporations, will generally be exempt from Israeli withholding tax.  In light of the foregoing differences between the Israeli withholding tax consequences applicable to the offer and the contemplated cash distribution, you are urged to consult your own tax advisors to evaluate the Israeli withholding tax consequences to you of participating in the offer and the receipt of the contemplated cash distribution.

          Although the foregoing discussion sets forth all of the material factors considered by our board of directors in reaching its decision to approve the offer, it may not include all of the factors considered by the board of directors, and each director may have considered different factors.  In view of the variety of factors and the amount of information considered, the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. The decision was made after consideration of all of the factors as a whole.

          Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation to you as to whether you should or should not tender your shares and neither we nor our board of directors had authorized any person to make any such recommendation. We are not making a recommendation as to whether you should or should not tender your shares in the offer because we believe that you should make your own decision based on your views as to the value of our shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You should carefully evaluate all information in this offer to purchase, including the discussion of the material U.S. federal income tax and Israeli income tax considerations with respect to the offer contained in Section 5, and the other related documents delivered to you or to which we refer you, consult your own investment and tax advisors, and make your own decisions as to whether or not to tender your shares and, if so, how many shares to tender.

          Under Section 329 of the Israeli Companies Law, our board of directors is required to express its opinion to the shareholders on the advisability of the offer, except that it may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. Our board of directors has approved the offer. However, our board of directors is not expressing its opinion to shareholders on the advisability of the offer or making any recommendation to you as to whether you should or should not tender your shares because each holder of shares may have its own considerations and unique circumstances, such as the tax consequences and timing of the offer and/or such shareholder’s desire to liquidate its investment in our shares, and thus such shareholder is in a better position to decide whether tendering or refraining from tendering would be in the best interest of such holder. Moreover, given that the board of directors itself approved the self tender offer, the board of directors felt it would be inappropriate for it then to express an opinion on the advisability of the offer.

Plans for Scitex after the Offer; Certain Effects of the Offer

          Shares that we acquire in the offer will be deemed issued but considered treasury shares (or “dormant shares” as such term is defined under the Israeli Company Law) that carry no rights, including voting rights and the right to receive dividends, while owned by us. These shares will be available for us to sell in the future without further shareholder action (except as required by applicable law or the applicable rules of Nasdaq) for a variety of purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee share option plans. We have no current plans for the sale of our shares to be repurchased pursuant to the offer.

          Except as otherwise described below or elsewhere in this offer to purchase, we and, to the best of our knowledge, the persons and entities set forth on Schedule I, have no current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving Scitex or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of the assets of Scitex or any of its subsidiaries;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of Scitex;

•

any change in the present board of directors and management of Scitex (including any plan or proposal to change the number or term of directors or to change any material term of the employment contract of any executive officer);

•	any other material change in Scitex’s corporate structure or business;

•	a delisting of the shares;

•	the shares becoming eligible for termination of registration under Section 12(g)(4) of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	any suspension of Scitex’s obligation to file reports under Section 15(d) of the Exchange Act;

•	any acquisition by any person of additional securities of Scitex, or the disposition of securities of Scitex, including by tender offer; or

•	any changes in Scitex’s organizational documents or other actions that could impede the acquisition of control of Scitex.

          From time to time, Scitex and its subsidiaries have, and expect to continue to, explore opportunities to make investments, dispose of existing investments or otherwise participate in material financing or business combination transactions, although there can be no assurance as to whether or when any such investments, dispositions or transactions will in fact be made or occur.

          Scitex Vision Ltd., our majority owned subsidiary, has recently initiated a round of financing scheduled to close by the end of May 2004, whereby it expects to raise $5-6 million in loans from its existing shareholders, out of which we are expected to finance approximately $4.2 million. The loans will be convertible into ordinary shares of Scitex Vision at a per share price reflecting a pre-money valuation of approximately $60 million, and are coupled with warrants in an aggregate amount equal to 25% of the loan amount. The funds raised will be used as working capital and for other general corporate purposes.

          As described above under “—Background,” our board of directors determined to distribute an aggregate amount of approximately $118 million to our shareholders, of which up to $32 million will be distributed through a repurchase of shares by means of this self tender offer, if the offer is consummated. We expect to distribute the balance of approximately $86 million in a cash distribution to be effected following the Final Expiration Date. If we purchase the maximum number of shares that we propose to purchase in the offer, the distribution is expected to be in the amount of approximately $2.3 per share in cash (based on the number of our shares outstanding as of the date of this offer to purchase less the maximum number of shares that we propose to purchase in the offer). Prior to the distribution, we intend to issue a press release announcing the final per share distribution amount, the record date for shareholders entitled to receive the distribution and the distribution date. If we purchase less than an aggregate of $32 million of shares in the offer, we currently intend to distribute the balance of such $32 million to our shareholders. At this time, we have not determined how and when to distribute such balance, if any.

          After the completion of the offer, we expect to have sufficient cash flow and access to other funding to meet our cash needs for normal operations and anticipated capital expenditures.  However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner and in the planned cash distribution will not adversely affect our ability to operate profitably or absorb possible losses in future periods. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.  See “—Forward-Looking Statements.”

          If the offer is consummated, our “public float,” that is the number of shares owned by our non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for our shares in the future. However, we believe that there will still be a sufficient number of shares issued and outstanding, and publicly-traded following consummation of the offer to ensure continued listing of the shares on Nasdaq and the TASE.

          The shares are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

          In addition, upon consummation of the offer, non-tendering shareholders will, and shareholders who tender less than all of their shares, including our principal shareholders, Discount and Clal, may, realize a proportionate increase, in their relative ownership interest in Scitex, and thus in our future earnings and assets, dividends or other distributions, such as the contemplated distribution of approximately $86 million in cash to our shareholders, and losses, if any, in accordance with the rights attached to share capital pursuant to our Articles of Association, subject to our right to issue additional shares and other equity securities in the future or to resell the shares purchased in the offer. Shareholders may be able to sell non-tendered shares in the future on Nasdaq or the TASE, at a net price higher or lower than the offer price. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the offer price.

          Our principal shareholders, Discount and Clal, have advised us that they intend, subject to market conditions, to tender, in the aggregate, approximately 260,000 shares beneficially owned by them in the offer. As a result, their aggregate voting power of Scitex following the consummation of the offer will increase from approximately 44% to at least 47.0%, if we purchase 3,226,381 shares, the minimum number of shares to be purchased in the offer, and in excess of 50.0%, up to 50.6%, of our voting power, if we purchase 5,643,739 shares, the maximum number of shares to be purchased in the offer. Under Israeli law, if a shareholder owns in excess of 45% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder would own in excess of 90% of the issued and outstanding shares of the company. Accordingly, if the aggregate shareholdings of Discount and Clal would be in excess of 45% of our voting power following consummation of the offer, they may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, until their aggregate percentage ownership of our issued and outstanding shares reaches 90%.

          Only one of our directors and one of our executive officers are beneficial owners of our shares. See “Background to the Offer – Beneficial Ownership of Shares.” This director, Mr. Gerald Dogon, informed us that he intends to tender his shares in the offer.

          Current Nasdaq rules relating to corporate governance, which with respect to foreign private issuers such as Scitex require compliance with their provisions starting on July 31, 2005, require, among other things, that (1) a majority of the members of our board of directors be “independent directors,” as defined under Nasdaq rules, (2) compensation of our executive officers be determined by a majority of our independent directors or a compensation committee comprised solely of our independent directors, and (3) nominations of our directors be recommended by a majority of our independent directors or a nominating committee comprised solely of our independent directors.  However, “controlled companies,” which are defined under Nasdaq rules as companies of which more than 50% of the voting power is held by an individual, a company or a group, are generally exempt from such requirements. Accordingly, we were advised that, if the shareholdings of Discount and Clal would be in excess of 50% of our voting power at the time such rules become effective, we may be eligible for an exemption from such requirements.

          From an accounting perspective, upon the consummation of the offer, our shareholders’ equity will be reduced by an amount equal to the aggregate consideration that we pay for the shares accepted by us for payment in the offer. Therefore, if we purchase the maximum number of shares that we propose to purchase in the offer, our shareholders’ equity will be reduced by $32 million.

          In addition, we may in the future, including in the event that we purchase less than an aggregate of $32 million of shares in the offer, distribute additional cash to our shareholders including by way of one or more dividends, distributions or repurchases of additional shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law, including Rule 13e-4(f)(6) under the Exchange Act, which prohibits us and our affiliates from making any purchases of our shares, other than pursuant to the offer, until at least ten business days after the date of termination of the offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.  Future purchases may be on the same terms or on terms that are more or less favorable to our shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the market price of our shares, the results of the offer, our business and financial position and general economic and market conditions. We currently intend to continue as a publicly-traded company, and we do not plan to effect any open-market share repurchases. However, under Israeli law, we, our controlling shareholders and any corporation under our or their control, are prohibited from conducting an additional tender offer for Scitex’s shares and, as applicable, from merging with Scitex within 12 months from the date of this offer to purchase.

Rights of Shareholders Who Do Not Accept the Offer

          You will have no appraisal or similar rights with respect to the offer.  Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer.  Alternatively, you may simply not respond to the offer and not tender your shares.  It is a condition to the offer that, at the Initial Completion Date, the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection.  As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we exclude shares held by us or our affiliates.  An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

          Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interest of Persons in the Offer

          You should be aware that some of our affiliates, officers and directors have agreements with us that are described below and that may present us or them with actual or potential conflicts of interest.  As a result of Discount’s and Clal’s current aggregate beneficial ownership of approximately 44% of our issued and outstanding shares (excluding shares held by us in treasury), the Voting Agreement between Discount and Clal, as described below, and their significant influence over the election of our directors, Discount and Clal may be deemed to exert substantial influence over us. See also under “Background to the Offer -- Plans for Scitex after the Offer; Certain Effects of the Offer.”

          The following directors and officers of Scitex also serve as directors or officers of, or have other affiliations with, Discount, Clal or their principal shareholder, IDB Development Corporation Ltd., or IDB Development, which in turn is controlled by IDB Holding Corporation Ltd., or IDB Holding. Accordingly, they may have different interests in the offer than those of other directors and officers of Scitex.

•	Mr. Ami Erel, the Chairman of our board of directors, was nominated to our board of directors by Discount and serves as Discount’s President and Chief Executive Officer.

•

Mr. Raanan Cohen, our interim President and Chief Executive Officer and a member of our board of directors, was nominated to our board of directors by Discount and serves as a vice president of Discount.  Mr. Cohen is the son of Mr. Eliahu Cohen, a member of the board of directors of Clal, Discount and IDB Holding, and Chief Executive Officer and a director of IDB Development.

•

Mr. Avi Fischer, a member of our board of directors, was nominated to our board of directors by Clal through its wholly owned subsidiary, Clal Electronics Industries Ltd., or CEI, and serves as a Co-Chief Executive Officer of Clal and the Deputy Chief Executive Officer of IDB Holding.

•

Mr. Shay Livnat, a member of our board of directors, was nominated to our board of directors by Clal. Mr. Livnat is the son of Avraham Livnat, an affiliate of IDB Holding, and the brother of Zvi Livnat, a director of IDB Holding, IDB Development, Clal and Discount.

          In addition, Clal Finance Batucha Investment Management Ltd., the Israeli Depositary, is affiliated with Clal, one of our principal shareholders.

Transactions and Arrangements Concerning the Shares

          Except as set forth in this offer to purchase, neither we nor, to the best of our knowledge, any of the persons and entities listed on Schedule I, any associate or majority-owned subsidiary of ours or any executive officer or director of any subsidiary of ours, has effected any transaction in the shares of Scitex during the past 60 days.

          Except as otherwise described below and elsewhere in this offer to purchase, neither we nor, to the best of our knowledge, any of the persons and entities listed on Schedule I or any other entity in our control or in their control, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Scitex, including, but not limited to, any agreement, arrangement or understanding relating to the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

          Discount-Clal Voting Agreement

          On December 1, 1980, Clal (whose holdings of our shares are held by CEI), Discount and PEC Israel Economic Corporation, a company that is currently a wholly owned subsidiary of Discount, entered into a Voting Agreement.  Under this agreement, they agreed to vote our shares in concert with respect to the election of our directors and with respect to any ordinary resolution submitted to our shareholders. The agreement also grants rights of first refusal if one of the parties wishes to sell its shares of Scitex to a third party. The agreement was for an initial term of ten years, subject to renewal for additional periods of ten years each unless and until prior notice was given by one party of its intention not to renew.  The agreement was automatically renewed and is currently in effect until November 30, 2010.

          The foregoing description is qualified in its entirety by reference to the Voting Agreement, dated December 1, 1980, by and among Discount, PEC and Clal which is filed as Exhibit 10.h to our Registration Statement on Form F-1 (filed May 26, 1983) and which is hereby incorporated by reference.

          Stock Options

          From time to time, we grant our employees and directors options to purchase our shares pursuant to our share option plans:

•

In September 1991, our shareholders approved two plans, the Scitex Israel Key Employee Share Incentive Plan 1991, primarily designed for employees of Scitex and its subsidiaries located in Israel, and the Scitex International Key Employee Stock Option Plan 1991 (as amended, 1995), primarily designed for employees of Scitex’s non-Israeli subsidiaries. Terms of the options granted under the plans, such as length of term, exercise price, vesting and exercisability, are determined by our board of directors.  These plans expired in September 2001, except with respect to outstanding options granted under such plans.  Accordingly, no further options can be granted under such plans. Outstanding options under the 1991 plans expire at various dates from 2004 through 2011.

•

In December 2001, our shareholders approved the adoption of the Scitex 2001 Stock Option Plan, primarily designed for key employees of Scitex and its subsidiaries.  The aggregate number of shares that were initially authorized and reserved for issuance under the 2001 plan was 750,000 shares.  In December 2003, our shareholders approved the adoption of the Scitex 2003 Share Option Plan for our officers, directors and consultants who are Israeli residents.  When the shareholders adopted the 2003 plan, they also adopted an amendment to the 2001 plan, as a result of which the number of shares reserved for issuance under the 2001 plan was increased from 750,000 to 1,900,000 with all such reserved shares being available for issuance under either the 2001 plan or the 2003 plan.  Terms of the options granted under the plans, such as length of term, exercise price, vesting and exercisability, are determined by our board of directors.

•	The following table details certain information with respect to the foregoing plans:

	1991 Share Option Plans*	2001 and 2003 Share Option Plans**

Number of shares available for future option awards	0	1,900,000
Number of options exercised	860,295	N/A
Number of options outstanding	673,771	0
Weighted average exercise price of options outstanding	$10.58	N/A

*	The data presented in this column are as of March 31, 2004.
**	The data presented in this column are as of the date of this offer to purchase.

          The foregoing description is qualified in its entirety by reference to the Scitex Israel Key Employee Share Incentive Plan 1991 and the Scitex International Key Employee Stock Option Plan 1991 (as amended, 1995), which are filed as Exhibit 4(c)(1) and Exhibit 4(c)(2), respectively, to our Annual Report on Form 20-F for the fiscal year ended December 31, 2000, to the Scitex 2001 Stock Option Plan which is filed as Exhibit (d)(4) to our Offer to Purchase on Schedule TO, and to the Scitex 2003 Share Option Plan which is filed as Appendix B to our Proxy Statement included in our Report on Form 6-K (filed December 3, 2003), all of which are hereby incorporated by reference.

          Repurchase Program

          In May 1998, our board of directors approved a program for our repurchase of up to two million of our shares, to be held for the benefit of employees within the framework of our stock option plans.  These shares are held by a trustee for the reissuance to employees upon the exercise of existing stock options.  Under the approved program, we may not purchase shares from our major shareholders for this purpose. A balance of 448,975 shares are held by the trustee pursuant to the program, purchased with funds provided by us. No shares have been repurchased under this program since August 5, 1999.

Beneficial Ownership of Shares

          As of the date of this offer to purchase, there were 43,018,413 of our shares issued and outstanding, excluding the 448,975 shares purchased by the trustee pursuant to the repurchase program described above (which shares are held in treasury). The 5,643,739 shares we are offering to purchase in the offer represent approximately 13.1% of the 43,018,413 shares issued and outstanding as of the date of this offer to purchase.

          The following table identifies the aggregate number and percentage (on an outstanding and fully diluted basis) of the shares beneficially owned, as of the date of this offer to purchase, by certain individuals or entities who are either (1) known by us to be the beneficial owner of more than 5% of our shares, (2) listed on Schedule I and known by us to be the beneficial owner of our shares or options, or (3) otherwise associated with us and known by us to be the beneficial owner of our shares or options:

Name and Address	Number of Shares Beneficially Owned*		Percent of Shares (Outstanding)**	Percent of Shares (Fully Diluted)***

Clal Electronics Industries Ltd. (“CEI”) (1) (4)	9,540,226		22.18%	21.83%
Discount Investment Corporation Ltd. (2) (4)	9,421,794	(3)	21.90%	21.56%
AXA Financial, Inc.(5)	2,402,000		5.58%	5.50%
Ilanot Discount Ltd. (6)	275,375		****	****
Clal Insurance Enterprises Holdings Ltd. (7)	213,815		****	****
Itay Halevy (8)	96,667		****	****
Dov Ofer (9)	15,000		****	****
Gerald Dogon (10)	10,304		****	****

*

The number of shares owned by a shareholder or a group includes shares, if any, that such shareholder or group has the right to receive upon the exercise of options which are exercisable within 60 days as of the date of this offer to purchase.

**	Based on 43,018,413 issued and outstanding shares and excluding 448,975 shares purchased under the share repurchase program described above and held in treasury.

***	Based on 43,692,184 shares, which consists of 43,018,413 issued and outstanding shares (excluding 448,975 shares held in our treasury) plus 673,771 shares that are underlying outstanding options.

****	Less than 1%.

(1) CEI is a wholly owned subsidiary of Clal. Clal may be deemed to share with CEI, an Israeli corporation, the power to vote and dispose of our shares held by CEI. See Schedule I for additional details.

(2)

Discount may be deemed to share with its wholly owned subsidiary, DIC Loans Ltd., an Israeli corporation, the power to vote and dispose of our shares held by DIC Loans Ltd. See Schedule I for additional details.

(3) Includes 4,880,336 shares held by DIC Loans Ltd.

(4)

Clal and Discount are both controlled by IDB Development, which in turn is controlled by IDB Holding. IDB Holding is controlled by a group comprised of Ganden Investment I.D.B. Ltd. (“Ganden”), Manor Investments - IDB Ltd. (“Manor”) and Avraham Livnat Investments (2002) Ltd. (“Livnat”). Ganden, Manor and Livnat are controlled by Nochi Dankner and his sister Shelly Dankner-Bergman, Ruth Manor and Avraham Livnat, respectively. Based on the foregoing, IDB Holding and IDB Development (by reason of their control of Clal and Discount), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Dankner-Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with CEI and Discount the power to vote and dispose of Scitex’s shares beneficially owned by CEI and Discount (including shares owned by DIC Loans Ltd., Discount’s wholly owned subsidiary) amounting, in the aggregate, to 44.08% of Scitex’s shares. See Schedule I for additional details.

(5)

AXA’s address is 1290 Avenue of the Americas, New York, NY 10104. Based upon Schedule 13G filed by AXA with the SEC on February 10, 2004, AXA claims sole voting power, as of December 31, 2003, over 2,622,000 shares, of which it had sole dispositive power over 2,402,000 shares. The majority of the shares reported are held by unaffiliated third party client accounts managed by a majority owned subsidiary of AXA, Alliance Capital Management L.P., an investment adviser.

(6) As of May 3, 2003, IDB Development and Discount together owned a 45% interest in Ilanot. Ilanot’s address is Africa-Israel House, 14 Achad Ha’am Street, Tel Aviv 65142, Israel.

(7) As of May 10, 2003, Clal Insurance is a majority owned subsidiary of IDB Development. Clal Insurance’s address is 48 Menachem Begin Road, Tel Aviv 66184, Israel.

(8)

Itay Halevy is an officer of Scitex Vision Ltd., a majority owned subsidiary of ours.  The 96,667 shares held by Mr. Halevy are in the form of stock options, which are exercisable within 60 days of the date of this offer to purchase. The exercise prices of the stock options are between $9.0625 and $12.00.

(9)

Dov Ofer is the President and CEO of Scitex Vision Ltd., our majority owned subsidiary. See Schedule I for additional details. The 15,000 shares held by Mr. Ofer are in the form of stock options, which are exercisable within 60 days of the date of this offer to purchase. The exercise price of the stock options is $11.1875.

(10)	Gerald Dogon is a member of our board of directors. See Schedule I for additional details.

THE TENDER OFFER

          YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.     TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

          The offer is being made to all of Scitex’s shareholders.  Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on June 14, 2004, unless and until we extend the period of time during which the initial period of the offer is open.  We refer to the period from the commencement of the offer until June 14, 2004 (subject to extension as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

          Promptly following the Initial Completion Date, we will announce to the shareholders whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  If the conditions to the offer have been satisfied or, subject to applicable law, waived by us, under Israeli law the shareholders who have, with respect to each share owned by them:

•	not responded to the offer,

•	notified us of their objection to the offer, or

•	tendered such share but have withdrawn their tender during the Initial Offer Period,

will be entitled to tender such share during an additional four calendar-day period commencing at the completion of the Initial Offer Period.  We refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date.  Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date (as may be extended), but not during the Additional Offer Period. In this respect, we urge you to read Section 4 of this offer to purchase.

          Subject to proration, we will also accept for payment and pay for all shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date.  Unless otherwise indicated, for purposes of this offer to purchase, a “business day” means any day other than Saturday, Sunday, a U.S. federal holiday or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business.

          No fractional shares will be purchased by us in the offer.

          Conditions to the offer include, among other things, that:

•	at least 3,226,381 shares are validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date; and

•

as required by Israeli law, at 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date, the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection to the offer.  This calculation excludes shares held by us and our affiliates.

          The offer is not conditioned on the availability of financing.

          The offer is also subject to certain other conditions set forth in Section 10. If any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any shares tendered in the offer.

          If more than 5,643,739 shares are validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date, we will purchase 5,643,739 shares on a pro rata basis from all tendering shareholders.  In these circumstances, the number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered and not properly withdrawn by all shareholders prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date.  The proration factor, if any, will be calculated by dividing (x) 5,643,739 shares, the maximum number of shares that we are offering to purchase, by (y) the aggregate number of shares validly tendered and not properly withdrawn in the U.S. and Israel.

          Promptly following the Initial Completion Date, we will announce whether the conditions to the offer have been satisfied or, subject to applicable law, waived by us.  Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any.  If we are unable to promptly determine the final proration results, we will announce the preliminary results.  We will pay for all shares accepted for payment pursuant to the offer promptly following the calculation of the final proration factor.

          Under Israeli law, once we announce following the completion of the Initial Offering Period that the offer has been accepted, or, in other words, that all the conditions to the offer were satisfied or, subject to applicable law, waived by us, no further conditions to the offer would apply and we will become irrevocably bound to purchase the shares validly tendered in the offer and not properly withdrawn, subject to proration, if any.

          Subject to applicable laws and regulations, if any conditions have not been satisfied as of the Initial Completion Date, we may decide to:

•	extend the Initial Offer Period and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered shares until the Final Expiration Date;

•

if only the condition set forth in clause (b) of Section 10 below has not been satisfied, waive such condition and, subject to proration, accept for payment and promptly pay for all shares validly tendered and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date; or

•	terminate the offer and not accept for payment or pay for any shares and promptly return all tendered shares to tendering shareholders.

          Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Scitex’s shares during the Initial Offer Period, we will be permitted to extend the Initial Offer Period so that the Initial Completion Date will correspond with the expiration date of the third party’s tender offer.

          In the event that we extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact.  We will also:

•

issue a press release announcing a new Initial Completion Date no later than 9:00 a.m. New York time (4:00 p.m. Israel time), on the first business day after the day on which we decide to extend the Initial Offer Period, and

•	file an immediate report with the ISA and, within one business day, publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew.

          Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 13e-4(e)(3) under the Exchange Act, which require that material changes be promptly disseminated to holders of shares in a manner reasonably calculated to inform such holders of such change), we currently intend to make announcements regarding the offer by distributing a press release to PR Newswire and publishing the aforesaid notices in the Israeli newspapers “Haa’retz” and “Hazofe.”

          Under Israeli law, however, we will not be permitted to extend the Initial Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

          If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer or if we waive a material condition of the offer (if permitted pursuant to the Israeli Securities Law), we will extend the Initial Offer Period to the extent required by rules of the SEC and by Israeli law.  If, before the Final Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose shares are accepted for payment pursuant to the offer.  If, at the time of the notice of any increase in the offered consideration is first published, sent or given, the Initial Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Initial Offer Period will be extended until the expiration of at least ten business days after that notice.  For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 13e-4(a)(3) under the Exchange Act. However, you should be aware that, due to the nature of the offer and the fact that, as required by Israeli law, the key terms thereof have been approved by our shareholders, we will not be able to increase the consideration being offered unless we obtain further approval of our shareholders (by a special majority), as required by Israeli law.

          This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of shares whose names appeared on Scitex’s shareholder list.  They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT.

          General.  According to Israeli law, to secure the payment for the shares tendered in the offer, the Israeli Depositary, which is a TASE member, will guarantee our obligation to pay for the shares tendered and accepted by us for payment pursuant to the offer.  To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the offer.

          Promptly following the Final Expiration Date and upon the terms of, and subject to the conditions to, the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all shares validly tendered prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4.  We expect to make such payment within four business days following the Final Expiration Date. Please see Section 1.

          In all cases, we will pay for shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

          For purposes of the offer, we will be deemed to have purchased shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the shares will be made by the Depositaries.

          Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

          If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered shares for payment for any reason or if certificates are submitted representing more shares than are tendered (including by reason of proration), certificates evidencing unpurchased shares will be returned to the tendering shareholder (or, in the case of shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

          If, prior to the Final Expiration Date, we increase the consideration per share offered to any shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of shares that are purchased pursuant to the offer, whether or not such shares were tendered prior to the increase in consideration. However, you should be aware that, due to the nature of the offer and the fact that, as required by Israeli law, the key terms thereof have been approved by our shareholders, we will not be able to increase the consideration being offered unless we obtain further approval of our shareholders (by a special majority), as required by Israeli law.

          Form of Payment.  All shareholders tendering their shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

          Withholding Tax.  Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold 28% of the gross proceeds payable to a tendering shareholder or other payee pursuant to the offer. To prevent the withholding of 28% of the purchase price received for shares tendered in the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must provide the U.S. Depositary with such shareholder’s correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or Form W-8BEN, Certificate of Foreign Status, as applicable. See Instruction 9 of the Letter of Transmittal.  Holders of shares that are not U.S. Holders (as defined in Section 5 below) are urged to consult their tax advisors regarding the application of U.S. income and withholding taxes and backup withholding (including eligibility for any withholding tax reduction or exemption, and the refund procedure). Moreover, holders of shares that are U.S. Holders and that tender their shares to the Israeli Depositary are urged to consult with their own tax advisors regarding the applicability of U.S. backup withholding to any payment received by them pursuant to the offer. See Section 5.

          Please also note that under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer will generally be subject to Israeli withholding tax at the rate of 15% of the shareholder’s gain on such sale. However, based on an approval that we received from the ITA, tendering shareholders who (1) certify that they are non-Israeli residents and hold their shares directly or through a foreign (non-Israeli) broker or financial institution will not be subject to withholding tax, (2) hold their shares through an Israeli broker or financial institution will be subject to withholding tax as required by Israeli law, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to withholding tax at a fixed rate of 11.43% of the gross proceeds payable to them pursuant to the offer. To prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer, see Section 5 and the Letter of Transmittal.

3.     PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

          This Section 3 is divided into two parts. Holders of shares who wish to tender their shares or object to the offer, and

•

hold their shares through a TASE member (“Unlisted Holders”) or who are named as holders of ordinary shares in the Register of Shareholders of Scitex in Israel (“Listed Holders”), should tender their shares to, or object to the offer through, the Israeli Depositary pursuant to the instructions described under the caption “Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary” below, or

•

all other holders of shares should tender their shares to, or object to the offer through, the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, our U.S. Depositary” below.

You may only tender your shares or object to the offer by following the procedures described in this Section 3. You may not tender your shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, our U.S. Depositary

          Eligibility; Who May Tender to, or Object to the Offer through, the U.S. Depositary.  Shareholders who are not Unlisted Holders or Listed Holders, should tender their shares to, or object to the offer through, the U.S. Depositary.

          Valid Tender. In order for you to validly tender shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 5:00 p.m., New York time, on the Initial Completion Date or Final Expiration Date, as applicable.  In addition, certificates evidencing tendered shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 5:00 p.m., New York time, on the Initial Completion Date or Final Expiration Date, as applicable.

          The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

          If certificates evidencing tendered shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional shares will be purchased.

          The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, property insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

          Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the shares at DTC for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of shares by causing DTC to transfer such shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 5:00 p.m., New York time, on the Initial Completion Date or Final Expiration Date, as applicable.  Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

          Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where shares are tendered:

•	by a registered holder of shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

          If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 to the Letter of Transmittal.

          Condition to Payment.  In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing shares, or a timely Book-Entry Confirmation for the delivery of shares, the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

          The valid tender of shares pursuant to one of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

          Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the shares you tendered.  These powers of attorney and proxies will be considered coupled with an interest in the tendered shares. The appointment will be effective if, as and when, and only to the extent that, we accept your shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such shares (and your other shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective).

          Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion.  This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of shares will not have been made until all defects and irregularities have been cured or waived. None of us or any of our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

          If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares or other securities issued or issuable in respect of your shares); and

•

when we accept your shares for payment, we will acquire good and unencumbered title to your shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

          Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

          Objecting to the Offer.  If you want to notify us of your objection to the offer with respect to all or any portion of your shares, and:

•

you hold such shares directly, complete and sign the accompanying Notice of Objection (or a manually signed facsimile of the Notice of Objection) and mail or deliver it to the U.S. Depositary prior to 5:00 p.m., New York time, on the Initial Completion Date; or

•

you hold such shares through a broker, dealer, commercial bank, trust company or other nominee, request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the U.S. Depositary prior to 5:00 p.m., New York time, on the Initial Completion Date.

          We will disregard any Notices of Objection received by the U.S. Depositary after such deadline.  In addition, if you submit a Notice of Objection with respect to shares and thereafter you deliver a Letter of Transmittal by which you tender those shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender shares, and thereafter you deliver to us a Notice of Objection with respect to those shares, we will disregard your Letter of Transmittal.  If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same shares, we will disregard the Notice of Objection.

          Withdrawing your Objection.  You may withdraw a previously submitted Notice of Objection at any time prior to the Initial Completion Date.  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase.  Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of shares to which the Notice of Objection to be withdrawn relates.  Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., New York time, on the Initial Completion Date by following the procedures described above.

          If, with respect to all or any portion of your shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such shares during the Additional Offer Period.

Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

          Eligibility; Who May Tender to, or Object to the Offer through, the Israeli Depositary.  Shareholders who are either Unlisted Holders or Listed Holders should tender their shares to, or object to the offer through, the Israeli Depositary.  All other shareholders should tender to the U.S. Depositary.

          Valid Tender.

•

By Unlisted Holders: in order for an Unlisted Holder to validly tender shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with whom its securities deposit is managed, of its tender by delivery of an Acceptance Notice to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

Acceptance Notices of an Unlisted Holder may be submitted to a TASE member with whom the securities deposit of the Unlisted Holder is being managed, on a business day between the hours of 9:00 a.m. and 5:00 p.m., Israel time, during the Initial Offer Period or Additional Offer Period, as applicable.

An Unlisted Holder who wishes to submit an Acceptance Notice of an Unlisted Holder (1) between the hours of 5:00 p.m. and 12:00 midnight, Israel time, on the Initial Completion Date or (2) at any time on the Final Expiration Date, as applicable, must send an Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein).  We refer to this as the Late Acceptance Notice of an Unlisted Holder.  The Late Acceptance Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Acceptance Notice to the TASE member with whom its securities deposit is managed by the following business day by 9:30 a.m., Israel time, and provided, further, that such TASE member provides the Israeli Depositary with an additional Acceptance Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time.

Each of the TASE members will deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Initial Completion Date and again on the Final Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member will deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the shares validly tendered in the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting its bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by us (if such waiver is permissible under applicable law), or if we withdraw the offer, we will promptly return all the Acceptance Notices to the Unlisted Holders via the Israeli Depositary.

•

By Listed Holders:  in order for a Listed Holder to validly tender shares pursuant to the offer to the Israeli Depositary, such Listed Holder must deliver, no later than the Initial Completion Date or Final Expiration Date, as applicable, a share certificate or share certificates representing its shares.  The share certificate(s) should be accompanied by an Acceptance Notice signed by the Listed Holder, referred to as the Acceptance Notice of Listed Holder, duly signed by the Listed Holder or its duly authorized attorney-in-fact.  A Listed Holder must deliver the Acceptance Notice of Listed Holder and the accompanying share certificate(s) to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein).  Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.

The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Final Expiration Date.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the shares validly tendered in the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting its bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by us (if such waiver is permissible under applicable law), or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificate(s) and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

          Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion.  This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of shares will not have been made until all defects and irregularities have been cured or waived. None of us or any of our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the offer (including the Acceptance Notices and instructions thereto) will be final and binding.

          If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares or other securities issued or issuable in respect of your shares); and

•

when we accept your shares for payment, we will acquire good and unencumbered title to your shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

          Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

          Objecting to the Offer.  If you want to notify us of your objection to the offer with respect to all or any portion of your shares, and:

•

you are an Unlisted Holder with respect to such shares, you must notify us, through the TASE member, of your objection to the offer by delivering the Notice of Objection to the TASE member duly signed by you or your duly authorized attorney-in-fact. We refer to this as the Notice of Objection of an Unlisted Holder.

An Unlisted Holder who wishes to submit a Notice of Objection of an Unlisted Holder between the hours of 5:00 p.m. and 12:00 midnight, Israel time, on the Initial Completion Date must send such Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein).  We refer to this as the Late Objection Notice of an Unlisted Holder. Such Late Objection Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Late Objection Notice of an Unlisted Holder to the TASE member with whom its securities deposit is managed by the following business day by 9:30 a.m., Israel time, and, provided, further, that such TASE member provides the Israeli Depositary with an additional Objection Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time.

Each of the TASE members shall deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase (as specified therein), prior to 12:00 midnight, Israel time, on the Initial Completion Date, one Notice of Objection, referred to as the Notice of Objection of TASE Member, representing all Notices of Objection delivered to it by each Unlisted Holder to such TASE member; or

•

you are a Listed Holder with respect to such shares, you must notify us, through the Israeli Depositary, of your objection to the offer by delivering the Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase (as specified therein), duly signed by you, prior to 12:00 midnight, Israel time, on the Initial Completion Date.  Delivery of the documents set forth above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

          We will disregard any Notices of Objection (whether Notices of Objection of TASE Members or Notices of Objection of Listed Holders) received by the Israeli Depositary after such deadline.  In addition, if you (or the TASE member on your behalf) submit a Notice of Objection with respect to shares and thereafter you (or the TASE member on your behalf) deliver an Acceptance Notice by which you tender those shares, we will disregard your Notice of Objection. Similarly, if you (or the TASE member on your behalf) submit an Acceptance Notice by which you tender shares, and thereafter you (or the TASE member on your behalf) deliver to us a Notice of Objection with respect to those shares, we will disregard your Acceptance Notice.  If you (or the TASE member on your behalf) submit an Acceptance Notice and a Notice of Objection concurrently with respect to the same shares, we will disregard the Notice of Objection.

          Withdrawing your Objection.  You may withdraw a previously submitted Notice of Objection at any time prior to the Initial Completion Date, as follows:

•

if you are an Unlisted Holder, you may withdraw your Notice of Objection by delivering to the TASE member to which you delivered your Notice of Objection, a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled” and accompanied by the date and time, and your signature or the signature of your duly authorized attorney-in-fact.

•

if you are a Listed Holder, you may withdraw your Notice of Objection by delivering to the Israeli Depositary a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled,” accompanied by the date and time, and your signature or the signature of your attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.

          Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 12:00 midnight, Israel time, on the Initial Completion Date by following the procedures described above.

          If, with respect to all or any portion of your shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such shares during the Additional Offer Period.

4.     WITHDRAWAL RIGHTS.

          You may withdraw previously tendered shares at any time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date, but not during the Additional Offer Period.  In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 business days from the date of the commencement of the offer if the shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of shares or are unable to accept shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered shares, and those shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.  Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, our U.S. Depositary

          If you tendered your shares to the U.S. Depositary, for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Depositary at one of its addresses set forth on the back cover of this offer to purchase.  Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from the name of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution. If shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with DTC’s procedures.

          Withdrawals of tendered shares may not be rescinded. If you have properly withdrawn your shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to 5:00 p.m., New York time, on the Final Expiration Date by following one of the procedures described in Section 3.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

          If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

•

if you are an Unlisted Holder, you may withdraw your shares by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time, and your signature or the signature of your duly authorized attorney-in-fact. An Unlisted Holder who wishes to withdraw previously tendered shares on the Initial Completion Date between the hours of 5:00 p.m. and 12:00 midnight, Israel time, may do so by notifying the Israeli Depositary in a written notice in which it will specify its name, address, intent to withdraw shares, and the number of such shares.  The withdrawal notice will be considered valid only if the Unlisted Holder takes the necessary steps with the TASE member, as described above, prior to 9:30 a.m., Israel time, on the following business day, and, provided, further, that such TASE member provides the Israeli Depositary with an amended Acceptance Notice of TASE Member, by that same day by 11:00 a.m., Israel time.

•

if you are a Listed Holder, you may withdraw your shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.  Promptly thereafter, the Israeli Depositary will return to you the share certificates and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, no later than 12:00 midnight, Israel time, on the Initial Completion Date.

          Withdrawals of tendered shares may not be rescinded.  If you have properly withdrawn shares, they will be deemed not to have been validly tendered for purposes of the offer.  However, withdrawn shares may be re-tendered at any time prior to 12:00 midnight, Israel time, on the Final Expiration Date by following one of the procedures descried in Section 3.

Determination of Validity

          All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSIDERATIONS.

          Material U.S. Federal Income Tax Considerations.  The following discussion summarizes the material U.S. federal income tax considerations of the offer applicable to the shareholders of Scitex who are U.S. Holders and whose shares are tendered and accepted for payment pursuant to the offer.  A “U.S. Holder” means a holder of shares who is:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

          This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, which change could materially affect the tax considerations described in this Section 5.  This discussion assumes that Scitex is not and has never been a “passive foreign investment company,” “controlled foreign corporation” or “foreign personal holding company” for U.S. federal income tax purposes.  This discussion addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax considerations that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

•	broker-dealers or insurance companies;

•	persons who have elected to apply a mark-to-market method of accounting;

•	tax-exempt organizations or retirement plans;

•	certain financial institutions or “financial services entities”;

•	persons who hold their shares as part of a position in a “straddle” of as part of a “hedging,” “conversion,” or “constructive sale” transaction for U.S. income tax purposes;

•	holders who received their shares through the exercise of employee stock options or otherwise as compensation;

•	persons who hold their shares through partnerships or other pass-through entities;

•	holders owning directly, indirectly or by attribution at least 10% of Scitex’s voting power; and

•	persons whose functional currency is not the U.S. dollar.

          In addition, this discussion does not address any aspect of state, local or non-U.S. tax laws or the possible application of U.S. federal gift or estate tax. Holders of shares who are not U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable non-U.S. tax consequences of the offer. For a discussion of certain Israeli income tax considerations, see below under “Material Israeli Tax Considerations.”

          The tax discussion set forth below is included for general information purposes only and is based on present law.  You should consult your own tax advisor to determine the specific tax consequences to you of the offer, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws based upon your particular circumstances.

          Characterization of the Purchase. The purchase of a U.S. Holder’s shares by us pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold the U.S. Holder’s shares or as having received a distribution in respect of stock from us.

          Under Section 302 of the Code, a U.S. Holder whose shares are purchased by us pursuant to the offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. Holder’s equity interest in Scitex;

•	results in a “substantially disproportionate” redemption with respect to the U.S. Holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

          If a U.S. Holder satisfies any of the Section 302 tests, such U.S. Holder will be treated as if it sold us its shares and will recognize capital gain or loss equal to the difference between the amount of cash received pursuant to the offer and the U.S. Holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by us pursuant to the offer. Specified limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. Holder pursuant to the offer. A U.S. Holder tendering its shares to the U.S. Depositary may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the offer if less than all of its Scitex shares are tendered in the offer, and the order in which different blocks will be purchased by us in the event of proration under the offer. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

          If a U.S. Holder sells shares to persons other than us at or about the time such U.S. Holder also tenders shares to us pursuant to the offer, and such sales are part of an overall plan to reduce or terminate such U.S. Holder’s proportionate interest in Scitex, then such sales to persons other than us may, for U.S. federal income tax purposes, be integrated with such U.S. Holder’s tender of shares pursuant to the offer and, if integrated, should be taken into account in determining whether such U.S. Holder satisfies any of the Section 302 tests.  U.S. Holders should consult their tax advisors regarding the treatment of other sales of shares which may be integrated with the purchase of such U.S. Holder’s shares by us pursuant to the offer.

          If a U.S. Holder does not satisfy any of the Section 302 tests, the purchase of a U.S. Holder’s shares by us pursuant to the offer will not be treated as a sale or exchange under Section 302 of the Code with respect to such U.S. Holder.  Instead, the entire amount received by such U.S. Holder with respect to the purchase of its shares by us pursuant to the offer will be treated as a dividend distribution to such U.S. Holder with respect to its shares under Section 301 of the Code to the extent of such U.S. Holder’s share of current and accumulated earnings and profits (as defined for U.S. federal income tax purposes).  If such amounts exceed such U.S. Holder’s share of Scitex’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of such U.S. Holder’s adjusted tax basis in its shares and any remainder will be treated as capital gain (which will be long-term capital gain if such U.S. Holder’s holding period in its shares purchased by us exceeds one year as of the date of purchase by us pursuant to the offer).  We have not made a determination of our current and accumulated earnings and profits, if any, for U.S. federal income tax purposes. If a purchase of a U.S. Holder’s shares by us pursuant to the offer is treated as a receipt by the U.S. Holder of a dividend, such U.S. Holder’s adjusted tax basis in the purchased shares will be added to any shares retained by such U.S. Holder (and may be lost if such U.S. Holder does not actually retain any stock ownership in Scitex).

          Tax Rates. The Jobs and Growth Tax Relief Reconciliation Act of 2003, effective for tax years beginning after December 31, 2002, reduces the individual tax rates on both capital gains and dividend income.  The top individual rate on adjusted capital gains is generally reduced from 20% to 15% (5% for taxpayers in the lower brackets) and on dividend income from 38.6% to 15%.  The reduced rate on capital gains applies to sales and exchanges (and payments received) on or after May 6, 2003 and the reduced rates on dividend income to dividends received after December 31, 2002.  In the event that amounts paid to U.S. Holders pursuant to the offer are treated as dividends for U.S. federal income tax purposes (as discussed above), we believe individual U.S. Holders should be eligible for the reduced rates on such dividends, provided that certain holding period requirements are satisfied, because shares tendered pursuant to the offer should be treated as readily tradeable on an established securities market in the U.S. for federal income tax purposes. A U.S. Holder who is an individual or subject to individual income tax rates should consult with his/her tax advisor regarding the different tax consequences to him/her of sale and dividend treatment. The top U.S. federal income tax rate applicable to income received by U.S. Holders who are corporations for U.S. federal income tax purposes is 35%. Such corporate U.S. Holders should consult their own tax advisors regarding the different tax consequences applicable to them with respect to sale and dividend treatment.

          Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests, U.S. Holders must take into account not only shares that they actually own but also shares they are treated as owned by such U.S. Holders under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. Holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that such U.S. Holder has the right to acquire by exercise of an option or by conversion or exchange of a security.  Due to the factual nature of the Section 302 tests, U.S. Holders should consult their tax advisors to determine whether the purchase of their shares pursuant to the offer qualifies for sale treatment in their particular circumstances.

          We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders in the offer will cause us to accept fewer shares than are tendered. See Section 1.  Therefore, no assurance can be given that we will purchase a sufficient number of a U.S. Holder’s shares pursuant to the offer to ensure that such U.S. Holder receives sale treatment, rather than any other treatment under Section 301 of the Code, for U.S. federal income tax purposes under the rules discussed below.  However, if we are unable to purchase a sufficient number of a U.S. Holder’s shares pursuant to the offer, such U.S. Holder may wish to consult his tax advisor regarding the ability to satisfy any of the Section 302 tests and receive sale treatment through a sale or other disposition of additional shares contemporaneously with the offer.

          Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by us pursuant to the offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•

Complete Termination Test.  The purchase of a U.S. Holder’s shares by us pursuant to the offer will result in a “complete termination” of the U.S. Holder’s equity interest in Scitex if all of the shares that are actually owned by the U.S. Holder are sold pursuant to the offer and all of the shares that are constructively owned by the U.S. Holder, if any, are sold pursuant to the offer or, with respect to shares owned by certain related individuals, the U.S. Holder effectively waives, in accordance with specific rules in the Code, attribution of such shares which otherwise would be considered as constructively owned by such U.S. Holder.  U.S. Holders wishing to satisfy the “complete termination” test through waiver of such constructive ownership rules should consult their tax advisors.

•

Substantially Disproportionate Test.  Our purchase of a U.S. Holder’s shares pursuant to the offer will result in a “substantially disproportionate” redemption with respect to such U.S. Holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by such U.S. Holder immediately after the purchase is less than 80% of the percentage of the voting stock actually and constructively owned by such U.S. Holder immediately before the purchase (treating as outstanding all shares purchased pursuant to the offer).

•

Not Essentially Equivalent to a Dividend Test.  Our purchase of a U.S. Holder’s shares pursuant to the offer will be treated as “not essentially equivalent to a dividend” if the reduction in such U.S. Holder’s proportionate interest in Scitex (taking into account all shares actually and constructively owned by such U.S. Holder) as a result of the purchase constitutes a “meaningful reduction” given such U.S. Holder’s particular facts and circumstances. Whether the receipt of cash by a U.S. Holder who sells shares pursuant to the offer will be “not essentially equivalent to a dividend” will depend upon such U.S. Holder’s particular facts and circumstances.  The U.S. Internal Revenue Service, or the IRS, has held that that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute such a “meaningful reduction.”  U.S. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

          Information Reporting and Backup Withholding. Payments made by the U.S. Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the shareholder (or other payee) who tenders its shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption.  If the U.S. Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS.  Therefore, each shareholder tendering its shares to the U.S. Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the U.S. Depositary that the shareholder is not subject to backup withholding.  Specified shareholders (including, among others, all corporations and certain non-U.S. shareholders (in addition to non-U.S. corporations)) are generally not subject to these backup withholding and reporting requirements rules.  Shareholders should consult with their tax advisor as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

          In order for a shareholder who is not a U.S. Holder and who tenders its shares to the U.S. Depositary to qualify as an exempt recipient, such shareholder must certify under penalties of perjury as to its status as a non-U.S. Holder on IRS Form W-8BEN, attesting to that shareholder’s exempt status. All shareholders that tender their shares to the Israeli Depositary are urged to consult their own tax advisors regarding the applicability of U.S. backup withholding to any payment received by them pursuant to the offer, including, without limitation, payments made in the U.S. or to an account maintained by such holders in the U.S.

          Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holders’ U.S. federal income tax liability, provided the required information is furnished to the IRS.  Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income.

Material Israeli Tax Considerations.

          The following discussion summarizes the material Israeli tax considerations of the offer applicable to Scitex’s shareholders whose shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect.  Any such change could alter the tax considerations discussed below. There can be no assurance that the ITA or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

          The tax discussion set forth below is included for general information purposes only and is based on present law.  Because individual circumstances may differ, you should consult your tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

          The discussion below does not address the effects of any non-Israeli tax laws. Holders of shares who are U.S. Holders should consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the offer. For a discussion of certain U.S. federal income tax considerations, see above under “Material U.S. Federal Income Tax Considerations.”

          Characterization of the Purchase. The purchase of shares by us pursuant to the offer will generally be treated as a taxable transaction for Israeli income tax purposes. As a consequence of the purchase, a holder of our shares will be treated as having sold his shares.

          Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Scitex), by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

          Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, capital gains on the sale of our shares derived after January 1, 2003, will generally be subject to taxation at a rate of 15% for individuals who are Israeli residents. This tax rate is contingent upon the shareholder not claiming a deduction for financing expenses in connection with his or her shares (in which case the gain will be taxed at a rate of 25%), and does not apply to: (i) dealers in securities, (ii) shareholders that report in accordance with the Income Tax Law (Inflationary Adjustments), 1985 (who will be taxed at a rate of 36% for corporations and at marginal tax rates of up to 50% for individuals), and (iii) in some cases, shareholders who received their shares through the exercise of employee stock options or otherwise as compensation.  The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003.  However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

          Non-Israeli residents will generally be exempt from capital gains tax on the sale of our shares, provided that such shareholders did not acquire their shares prior to Scitex’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of, or is entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

          In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of shares by a person who (i) holds the shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty, will generally not be subject to Israeli capital gains tax unless such person has been holding, directly or indirectly, shares representing 10% or more of the voting power of Scitex during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment in Israel.  If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable; however, under the U.S.-Israel Tax Treaty, such shareholder may be permitted to claim a credit for such taxes against U.S. federal income tax imposed, subject to the limitations in U.S. laws applicable to foreign tax credits.  The U.S.-Israel Tax Treaty does not relate to state or local taxes.

          The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential Israeli tax effects of the offer.  Scitex shareholders are urged to consult their own tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the offer.

          Israeli Withholding Tax.  The gross proceeds payable to a tendering shareholder in the offer will generally be subject to Israeli withholding tax at the rate of 15% of the shareholder’s gain on such sale.  We have obtained an approval from the ITA with respect to the withholding tax rates applicable to shareholders as a result of the purchase of shares pursuant to the offer. The approval provides, among other things, that tendering shareholders who (1) certify that they are non-Israeli residents and hold their shares directly or through a foreign (non-Israeli) broker or financial institution will not be subject to Israeli withholding tax, (2) hold their shares through an Israeli broker or financial institution will be subject to Israeli withholding tax as required by Israeli law, and (3) are shareholders not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 11.43% of the gross proceeds payable to them pursuant to the offer.

          More specifically, based on the approval, if you tender your shares to:

•

the U.S. Depositary, the U.S. Depositary may be required to withhold 11.43% of the gross proceeds payable to you pursuant to the offer, unless you, upon the terms and conditions set forth in the Letter of Transmittal, either:

•

certify, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to you, that (1) you are NOT a “resident of Israel” for purposes of the Ordinance, or (2) you are a bank, broker or financial institution resident in Israel that (A) is holding the shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders) and (B) is obligated, under the provisions of the Ordinance and regulations promulgated thereunder, to withhold Israeli tax from the gross proceeds (if any) made by you to the beneficial shareholder(s) with respect to the shares tendered by you on their behalf. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the offer; or

•

provide the U.S. Depositary a valid  certificate from the ITA entitling you to an exemption or a favorable withholding tax rate, to which we refer as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax from the gross proceeds payable to you pursuant to the offer in accordance with such ITA Waiver; or

•	the Israeli Depositary, and you

•

hold your shares through a TASE member, such TASE member will withhold Israeli income tax at the rate of 15% of the gain realized by you from the sale of shares in the offer, in accordance with the Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 2000; or

•

are named as a holder of shares in the Register of Shareholders of Scitex in Israel, the Israeli Depositary may be required to withhold 11.43% of the gross proceeds payable to you pursuant to the offer, unless you provide the Israeli Depositary with a valid ITA Waiver, in which case, the Israeli Depositary will withhold Israeli withholding tax from the gross proceeds payable to you pursuant to the offer in accordance with such ITA Waiver.

          You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

          All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion.  This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us or any of our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

          An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

          The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding will be reduced by the amount of Israeli tax withheld.  If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, we cannot assure you whether and when the ITA will grant such refund.

          Shareholders should consult their own tax advisors regarding the imposition of, or their qualification for exemption from, Israeli withholding tax with respect to the sale of Scitex’s ordinary shares.

6.   PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

          Listing Details; Price Range of the Shares.  Scitex’s shares are listed and traded on Nasdaq and the TASE both under the symbol “SCIX.”  Scitex’s shares commenced trading on the TASE on January 7, 2001 and on Nasdaq on May 20, 1980.

          The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources.  All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS.  On May 13, 2004, the prevailing exchange rate was $1.00 for NIS 4.63.

Quarter	Nasdaq National Market		The Tel Aviv Stock Exchange

	High	Low	High		Low

2002
First Quarter	$5.50	$3.07	NIS	25.08	NIS	13.99
Second Quarter	$3.15	$2.01	NIS	15.60	NIS	10.09
Third Quarter	$2.20	$1.33	NIS	10.60	NIS	6.85
Fourth Quarter	$1.90	$1.26	NIS	9.17	NIS	6.04
2003
First Quarter	$1.89	$1.22	NIS	8.54	NIS	6.10
Second Quarter	$2.59	$1.63	NIS	11.30	NIS	7.92
Third Quarter	$3.36	$2.50	NIS	14.93	NIS	10.91
Fourth Quarter	$5.16	$3.20	NIS	24.15	NIS	14.42
2004
First Quarter	$5.67	$5.08	NIS	26.38	NIS	23.05
Second Quarter*	$5.89	$5.54	NIS	27.04	NIS	25.10

     * Through May 13, 2004.

          The following table sets forth, for each of the months indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources.  All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS.  On May 13, 2004, the prevailing exchange rate was $1.00 for NIS 4.63.

Month	Nasdaq Stock Market		The Tel Aviv Stock Exchange

	High	Low	High		Low

May 2003	$2.29	$1.63	NIS	9.91	NIS	8.12
June 2003	$2.59	$1.90	NIS	11.30	NIS	8.64
July 2003	$3.07	$2.50	NIS	12.85	NIS	10.92
August 2003	$2.91	$2.50	NIS	12.98	NIS	10.91
September 2003	$3.36	$2.84	NIS	14.93	NIS	12.60
October 2003	$4.28	$3.20	NIS	18.85	NIS	14.42
November 2003	$5.15	$4.57	NIS	24.15	NIS	19.71
December 2003	$5.16	$4.93	NIS	23.12	NIS	21.25
January 2004	$5.67	$5.22	NIS	26.38	NIS	23.10
February 2004	$5.45	$5.08	NIS	24.51	NIS	23.05
March 2004	$5.66	$5.27	NIS	25.60	NIS	24.15
April 2004	$5.89	$5.54	NIS	27.04	NIS	25.10
May 2004*	$5.89	$5.59	NIS	27.03	NIS	25.66

     * Through May 13, 2004.

          The average closing sale price for Scitex’s shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between November 1, 2003 and May 13, 2004, was NIS 23.84 ($5.15 based on an exchange rate of NIS 4.63 per U.S. dollar as of May 13, 2004) per share.  The average closing sale price for Scitex’s shares on Nasdaq during the six months prior to the date of this offer to purchase, i.e., between November 1, 2003 and May 13, 2004, was $5.32 per share.

          On May 13, 2004, the last full trading day prior to the commencement of the offer, the closing sale price per share as reported on Nasdaq was $5.67, and as reported on the TASE was NIS 26.91 ($5.81 based on an exchange rate of NIS 4.63 per U.S. dollar as of May 13, 2004).

          You are urged to obtain a current market quotation for Scitex’s shares.

          Dividends.  We did not distribute any dividends (in cash or otherwise), bonus shares or declared any split, recapitalization or make any rights offerings to the holders of our shares since the third quarter of 1996.

          As described above under “Background to the Offer – Plans for Scitex after the Offer; Certain Effects of the Offer,” our board of directors determined to distribute an aggregate amount of approximately $118 million to our shareholders, of which up to $32 million will be distributed through a repurchase of shares by means of this self tender offer, if the offer is consummated. We expect to distribute the balance of approximately $86 million in a cash distribution to be effected following the Final Expiration Date. If we purchase the maximum number of shares that we propose to purchase in the offer, the distribution is expected to be in the amount of approximately $2.3 per share in cash (based on the number of our shares outstanding as of the date of this offer to purchase less the maximum number of shares that we propose to purchase in the offer). Prior to the distribution, we intend to issue a press release announcing the final per share distribution amount, the record date for shareholders entitled to receive the distribution and the distribution date. If we purchase less than an aggregate of $32 million of shares in the offer, we currently intend to distribute the balance of such $32 million to our shareholders. At this time, we have not determined how and when to distribute such balance, if any.

          We continually review our dividend policy and the payment, or non-payment, of a dividend should not be considered indicative of the payment, or non-payment, of future dividends.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

          Our purchase of Scitex shares pursuant to the offer will reduce the number of Scitex shares that might otherwise be traded publicly and may reduce the number of Scitex shareholders.  Nonetheless, we anticipate that there will be a sufficient number of shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq and the TASE, we believe that our purchase of shares pursuant to the offer will not, in itself, cause the remaining shares of Scitex to be delisted from Nasdaq or the TASE.

          The shares are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

          Scitex’s shares are registered under the Exchange Act, which requires, among other things, that Scitex furnish certain information to its shareholders and the SEC.  We believe that our purchase of shares pursuant to the offer will not result in deregistration of the shares under the Exchange Act or otherwise cause us to no longer be subject to the reporting requirements of the Exchange Act applicable to us (as a foreign private issuer).

8.	INFORMATION CONCERNING SCITEX.

          Overview.  Our legal and commercial name is Scitex Corporation Ltd. and our legal form is a company limited by shares.  We were incorporated under the laws of the State of Israel on November 2, 1971, succeeding a predecessor corporation, Scientific Technology Ltd. that was founded on September 5, 1968.  Our corporate headquarters and principal executive offices are located at 3 Azrieli Center, Triangular Tower, 43rd Floor, Tel Aviv 67023, Israel.  Our telephone number in Israel is +972-3-607-5855.  Our Website address is www.scitex.com.  However, information contained on our Website does not constitute a part of this offer to purchase.

          We initially focused on imaging competencies in systems for the textile design market.  In 1979 we launched the world’s first computerized, color prepress system.  In the 1990s we identified the evolving digital printing market and focused on commercializing innovative solutions for the graphic publishing industry in its transition from analog to digital printing, and made several key acquisitions of digital printing operations.  In April 2000 we sold our digital preprint operations and our print-on-demand systems business to Creo Inc.

          We now design, develop, market and support, through our subsidiaries, primarily printing solutions for the industrial inkjet digital global markets.  In addition, we are engaged, through our affiliated companies, in the digital imaging business.  Our shares are listed on both Nasdaq and the TASE under the symbol “SCIX.”

          The name, business address, present principal occupation and material positions held during the past five years of each of our executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) are set forth in Schedule I to this offer to purchase.  Schedule I also sets forth the name, business address, telephone number and certain other information with respect to Discount, Clal, IDB Development and IDB Holding, our “controlling shareholders” for purposes of this offer to purchase, and certain other persons who may be deemed to be ultimately in control of us.

          Except as set forth below, none of Scitex or, to the best of our knowledge, any of the persons or entities listed on Schedule I:

•	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

•

has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

•

has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

          In February 2002, Discount, some of its former executive officers and a current executive officer were convicted in the Tel Aviv Magistrate’s Court of an offense under Section 53(a)(4) of the Israeli Securities Law, 5728-1968 (inclusion of a misleading detail in financial statements in order to mislead a reasonable investor).  Discount was convicted of this offense for failing to attach the financial statements of its related companies Iscar Ltd., Blades Technologies Ltd. and Tefron Holdings (1990) Ltd. to the financial statements of Discount it submitted to the TASE and to the Israeli Registrar of Companies for the year ended December 31, 1990 and for each quarterly and annual period thereafter, up to and including the first quarter of 1995.  In May 2002, a fine of NIS 800,000 (approximately $160,000, based on the exchange rate of NIS per dollar at that time) was imposed on Discount for that offense. Discount and the other defendants filed an appeal against their convictions in the Tel Aviv District Court and, following a hearing of the appeal, are awaiting the District Court’s verdict.

          Available Information.  We are subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, are obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to our business, financial condition and other matters. In addition, we have filed with the SEC an Offer to Purchase on Schedule TO, which includes additional information concerning the offer.

          These reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.  Scitex’s filings after November 6, 2002, are also available on the SEC’s Website (http://www.sec.gov).

          According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Scitex is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Scitex, and which was furnished or that has to be furnished, according to U.S. law, to Scitex’s shareholders. Such filings, if were filed on or after January 3, 2001, are available on the TASE’s Website (http://maya.tase.co.il/bursa/index.asp), and, if were filed on or after November 4, 2003, are also available on the ISA’s Website (http://www.magna.isa.gov.il).

          Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2002, filed with the SEC on June 19, 2003;

•	our audited financial report for the year ended December 31, 2003, included in our report on Form 6-K, filed with the SEC on March 24, 2004;

•	our press release, containing our unaudited financial report for the period ended March 31, 2004, included in our report on Form 6-K, filed with the SEC on May 12, 2004;

•	our Notice and Proxy Statement for the Extraordinary General Meeting of our shareholders held on April 25, 2005, included in our report on Form 6-K, filed with the SEC on April 1, 2004; and

•	the description of our shares included in our registration statement on Form 8-A, including any amendments or reports we file for the purpose of updating that description.

          In addition, we may file an amendment to the Schedule TO to incorporate by reference into this offer to purchase any documents and reports we file with the SEC pursuant to the Exchange Act subsequent to the date of this offer to purchase and prior to the Final Expiration Date. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained in any subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offer to purchase.

9.	SOURCES AND AMOUNT OF FUNDS.

          The offer is not conditioned upon any financing arrangements. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $32.4 million. We possess all necessary funds to consummate the offer from cash on hand.  To secure the payment for the shares tendered in the offer, the Israeli Depositary, a TASE member, will guarantee our obligation to pay for the shares.  In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the offer.

10.	CONDITIONS TO THE OFFER.

          Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, in our reasonable discretion, we shall not be required to accept for payment or, subject to Israeli law and any applicable rules and regulations of the SEC, including Rule 13e-4(f)(5) under the Exchange Act (relating to our obligation to either pay for or return tendered shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered shares, and may terminate the offer, if, in our reasonable judgment,

(a)  on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

          (1) there shall have been validly tendered and not properly withdrawn prior to the Initial Completion Date at least 3,226,381 shares; or

          (2) as required by Israeli law, the aggregate number of shares validly tendered in the offer and not properly withdrawn is greater than the number of shares represented by Notices of Objection to the offer (excluding shares held by us or our affiliates pursuant to Section 331(c) of the Israeli Companies Law);

(b)  at any time on or after commencement of the offer and prior to the Initial Completion Date, any circumstance(s) or event(s) that we did not know and could not have known of, or that we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, shall have occurred that would cause the terms of the offer under such circumstances or events to become materially different from the terms which a reasonable offeror would have proposed had it known of such circumstance(s) or event(s) on the date of this offer to purchase; or

(c)  at least one Israeli business day prior to the Initial Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the shares pursuant to the offer (see Section 11).

          The foregoing conditions may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions and may be waived by us in whole or in part at any time and from time to time prior to the Initial Completion Date, in each case, in the exercise of our reasonable judgment, subject to applicable law. You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (a)(2) and clause (c) above.  In addition, under Israeli law, we may not waive the condition set forth in clause (a)(1) above without first obtaining approval from our shareholders for such waiver and, in any event, as required by Section 332 of the Israeli Companies Law, the offer must result in us purchasing a number of shares representing at least 5% of our voting power.

          Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Initial Completion Date. Any determination by us concerning any condition described in this Section 10 shall be final and binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

          Should the offer be terminated pursuant to the foregoing provisions, all tendered shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

          The offer is not conditioned on our obtaining financing.

11.	LEGAL MATTERS AND REGULATORY APPROVALS.

          Israeli Antitrust Authority.  We and our principal shareholders, Discount and Clal, have requested that the Israeli Antitrust Authority approve the purchase of our shares pursuant to the offer.  This approval may be required by the Israeli Restricted Trade Practices Law, 5748-1988, because Discount and Clal may exceed the 50% ownership threshold as a result of the offer.  On April 26, 2004, we and each of Discount and Clal filed a merger notification and a request for approval with the Antitrust Authority. We received the approval of the Israeli Antitrust Authority on May 13, 2004.

          The Israeli Securities Authority.  Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Initial Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Initial Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

          General.  In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as described in this Section 11, we are not aware of any license or regulatory permit that appears to be material to the business of Scitex and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of shares pursuant to the offer.  If any such material approval or other action is required, we presently contemplate that such approval or other action will be sought. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Scitex’s business.  See Section 10 for conditions to the offer, including conditions with respect to regulatory approvals.

12.	FEES AND EXPENSES.

          We have retained MacKenzie Partners, Inc. to serve as our Information Agent, American Stock Transfer & Trust Company to serve as the U.S. Depositary and Clal Finance Batucha Investment Management Ltd. to serve as the Israeli Depositary. The Information Agent may contact holders of shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, MacKenzie Partners, Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws.

          We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

          It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$10,000

U.S. and Israeli Depositaries’ Fees and Expenses	$25,000

Filing Fees	$4,541

Accounting and Tax Related Fees	$10,000

Legal Fees	$300,000

Printing and Mailing Costs	$20,000

Miscellaneous	$10,000

Total	$379,541

          Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

13.	MISCELLANEOUS.

          We are making the offer to shareholders of Scitex by this offer to purchase and the related documents delivered to you.  We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

          No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

          Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner set forth in Section 8 of this offer to purchase.

          Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA, the TASE and the Israeli Companies Registrar.

Scitex Corporation Ltd.

By: /s/ Yahel Shachar

Name: Yahel Shachar
Title: Chief Financial Officer

May 14, 2004

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999
(Unofficial Translation from Hebrew)

“331.	Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)

In counting the votes of the offerees, the votes of a controlling shareholder of the offeror who owns a controlling parcel of shares in the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)

If a special tender offer is accepted, then all offerees, who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by another date to be set by the Minister for this purpose, and they shall be treated like persons who agreed to the offer from the start.”

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes
(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” or a “resident” as follows:

          “(A)  with respect to an individual - a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

                    (1)  in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

                          (a)  place of permanent home;

                          (b)  place of residential dwelling of the individual and the individual’s immediate family;

                          (c)  place of the individual’s regular or permanent occupation or the place of his permanent employment;

                          (d)  place of the individual’s active and substantial economic interests;

                          (e)  place of the individual’s activities in organizations, associations and other institutions;

                    (2)  the center of vital interests of an individual will be presumed to be in Israel:

                          (a)  if the individual was present in Israel for 183 days or more in the tax year;

                          (b)  if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

                          For the purposes of this provision, “day” includes a part of a day;

                    (3)  the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

                    (4)  …;

          (B)  with respect to a body of persons - a body of persons which meets one of the following:

                    (1)  it was incorporated in Israel;

                    (2)  the “control and management” of its business is exercised in Israel.”

SCHEDULE I

A. DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR OFFICE HOLDERS OF SCITEX CORPORATION LTD.

                         The following table sets forth the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each of our directors, executive officers and other “senior office holders” (as such term is defined under the Israeli Securities Law).  Unless otherwise indicated, the principal address of Scitex and each of our directors and executive officers is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with us. Unless otherwise indicated, none of our directors and executive officers are family members of any other directors or executive officers of Scitex or of any affiliate of Scitex.

Name	Age	Position with Scitex	Principal Occupation

Ami Erel (1) (2) (3)	57	Chairman of the Board of Directors

Mr. Erel serves as President and CEO, Discount Investment Corporation Ltd. (“Discount”)since June 2001. From November 1999 to December 2001, he served as the Chairman and CEO of Elron Electronic Industries Ltd. (“Elron”). From 1997 to 1999, Mr. Erel served as President and CEO of Bezeq, The Israel Telecommunications Corp. Ltd. and from 1997 to 1998, he was Chairman of the Board of Directors of PelePhone Communications Ltd. He continues to serve as Chairman of Elron and currently serves as director of several companies, including Elbit Systems Ltd., Property and Building Corporation Ltd. and Super-Sol Ltd.

Raanan Cohen (1) (2) (4) (5)	36	President and Chief Executive Officer; Director

Mr. Cohen has served as Vice President of Discount since August 2001, having previously served as Executive Assistant to the CEO of Discount from 1999.  Prior to joining Discount, he was an associate with McKinsey & Company, Inc. in London from 1997.  Mr. Cohen is a lawyer, admitted to the Israeli Bar, and from 1994 to 1995 he worked as an attorney with S. Horowitz & Co., an Israeli law firm.  He is a director of a number of companies in the Discount group, including Cellcom Israel Ltd. and Property & Building Corporation Ltd.

Yahel Shachar	42	Chief Financial Officer & Corporate Secretary	Mr. Shachar served as Chief Operating Officer of BVR Technologies Ltd. from 1998 to 2001. From 1995 to 1998, he worked as an attorney with Goldfarb, Levy, Eran & Co., an Israeli law firm.

Dov Ofer	50	President and Chief Executive Officer, Scitex Vision

Mr. Ofer served as Scitex Vision’s Executive Vice President of Sales, Marketing and Business Development from 1999 to January 2002.  Prior to joining Scitex Vision, Mr. Ofer served as the Managing Director of Matan Digital Printing, a company whose super-wide format technology and operations were acquired by Scitex Vision in 1998.

Name	Age	Position with Scitex	Principal Occupation

Avraham Asheri (4) (6) (7)	66	Director; Chairman of the Audit Committee

Mr. Asheri is an economics advisor. He served as President and CEO of Israel Discount Bank Ltd. from 1991 until 1998, having previously held the position of Executive Vice President and a member of the Bank’s Management Committee from 1983.  Prior to joining Israel Discount Bank, during a period of 23 years Mr. Asheri held various offices at the Ministries of Industry and Finance, including Director General of the Ministry of Industry and Trade, Managing Director of the Investment Center in Israel and Trade Commissioner of Israel to the United States. He is a member of the boards of directors of several companies, including Elron Electronic Industries Ltd., Kardan Real Estate Ltd., Elbit Systems Ltd. and Discount Mortgage Bank Ltd.

Ophira Rosolio- Aharonson (4) (6)	54	Director

Ms. Rosolio-Aharonson is an executive director at several private and publicly traded high-tech companies, a strategic business consultant and a partner and advisor to several venture capital firms in Israel and in the U.S. She was a co-founder of Seagull Technology, Inc. and served as CEO of Terra Computers, Inc. in the U.S. from 1992 to 1999. Prior to that she served as a senior executive of Clal Computers & Technology.  She is a member of the board of directors of Cimatron Ltd. and OptiSign Ltd.

Ariella Zochovitsky (4) (6) (8)	47	Director

Ms. Zochovitzky is the general manager and partner of C.I.G. Capital  Investments Group Ltd., a firm of management consultants, which she has managed since July 2001. In addition, she was a partner in two venture capital funds from July 2000 to early 2001 and a general manager and partner in the firm of Zochovitzky & Weinstein, certified public accountants, from 1989 to July 2000. She was previously a partner with the certified public accountants, Kost Forer & Gabbay (a member of Ernst and Young International), which she joined  in 1980 as a  trainee  accountant,  subsequently becoming a partner.  Ms. Zochovitzky serves as a director of several companies, including Gazit-Globe (1982) Ltd., New Applicom Ltd., Provident Funds Management - Israel Discount  Bank Ltd., Koor Industries Ltd. and Elco Holdings Ltd.

Avraham Fischer (9)	47	Director

Mr. Fisher is the deputy Chairman of IDB Development and a co-CEO of Clal. In addition, he is a co-managing partner of Fischer, Behar, Chen & Co., an Israeli law firm. He is also the co-founder and co-Chairman of Ganden Tourism and Aviation Ltd., a company holding investments in Israeli companies, operating primarily in the field of tourism, and is the co-founder and Vice-Chairman of Ganden Holdings Ltd., a company holding investments, mainly in Israeli companies, operating primarily in the fields of real estate, communications and technologies.

Shay Livnat (10)	45	Director

Mr. Livnat is the President and  CEO of Zoe Holdings Ltd., a company he founded in 1998, primarily engaged in investments in telecom and high-tech companies. He is a co-Chairman of UPS Israel (United Parcel Service Israel) and UTI (Isuzu GM trucks) Ltd. and serves as a director of Taavura Holdings Ltd. From 1988 to 1998, Mr. Livnat served as CEO of Tashtit Group.

Name	Age	Position with Scitex	Principal Occupation

Shimon Alon	54	Director

Mr. Alon served, until June 2003, as CEO of Precise Software Solutions Ltd., a provider of application performance management, having held such position since September 1997, and was also President of Precise from September 1997 until December 2000. He also served as a director of Precise from December 1998. Following the acquisition of Precise by Veritas Software Corp. in June 2003, Mr. Alon served as an executive advisor to Veritas until January 2004. From October 1982 to August 1996, he worked at Scitex and its subsidiaries in various executive management, sales, marketing and customer support capacities, including Senior Executive Vice President of Scitex and President of its Graphic Art Group from November 1995 to August 1996, President and Chief Executive Officer of Scitex America Corp. from May 1995 to July 1996, and Managing Director of Scitex Europe S.A. from February 1993 to May 1995.

Gerald Dogon (6) (8)	64	Director

Mr. Dogon was CFO of DSP Communications, Inc. from August 1994 through October 1998, during which period he also served DSP as Executive Vice President from July 1996 through October 1998 and as Senior Vice President from August 1994 through July 1996. Mr. Dogon also served as a director of DSP from November 1997 through January 1999. From December 1987 to August 1994, he held various senior financial positions with several Israeli companies, including Nilit Ltd., Mul-T-Lock Ltd., Israel General Bank Ltd. and Indigo Ltd. Prior thereto, Mr. Dogon was employed for 16 years by Scitex, where he served as Executive Vice President and CFO from October 1986 to August 1987, Corporate Vice President - Finance from September 1971 to October 1986, and Corporate Secretary from December 1972 to May 1987. He is a director of several private companies and served as a director of Nogatech, Inc. from 1999 to 2000, of Mul-T-Lock Ltd. from 1997 to 1999, and of Contahal Ltd. from 1993 to 1998, and acted as chairman of the audit committee at both Nogatech and Contahal.

Nachum Shamir	50	Director

Mr. Shamir serves as the President and CEO of Kodak Versamark, Inc. (whose operations were previously those of Scitex Digital Printing, Inc., or SDP) and as Vice President of Eastman Kodak Company. From June 2003 to January 2004, Mr. Shamir served as the President and CEO of Scitex. From January 2001 to January 2004, he served as the President and Chief Executive Officer of SDP, having previously served as its Chief Operating Officer since July 2000. Prior thereto, Mr. Shamir was Managing Director and General Manager of Scitex Digital Printing (Asia Pacific) Pte Ltd., from the incorporation of this Singapore-based company in 1994. His prior position was with the Hong Kong-based Scitex Asia Pacific (H.K.) Ltd. (now Creo Asia Pacific (H.K.) Ltd.) from 1993.

Shachar Rachim	32	Comptroller

From April 2000 to January 2003, Mr. Rachim served as an accountant in the financial department of Discount. From 1997 to 2000, he served as an accountant at Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., who are the independent auditors of Scitex.

Joseph Ginossar	45	Internal Auditor	Mr. Joseph Ginossar of Fahn, Kanne & Co., an Israeli accounting firm, serves as our internal auditor. He is the internal auditing partner of Fahn, Kanne & Co.

(1)	Member of the Remuneration Committee of the Board of Directors.

(2)	Nominee of Discount and its wholly owned subsidiary.

(3)	Also served as director of Scitex from January 2000 to December 2001.

(4)	Member of the Financial Investments Committee of the Board of Directors.

(5)

Seconded to us by Discount. Mr. Cohen is also the son of Mr. Eliahu Cohen, a member of the board of directors of Clal, Discount and IDB Holding, and Chief Executive Officer and a director of IDB Development.

(6)	Member of the Audit Committee of the Board of Directors.

(7)	Initially nominated for election as a director by Discount.

(8)	An “Outside Director” pursuant to the Israeli Companies Law, 5759-1999.

(9)	Nominee of Clal through Clal Electronics Industries Ltd. (“CEI”), Clal’s wholly owned subsidiary.

(10)	Mr. Livnat is the son of Avraham Livnat, an affiliate of IDB Holding, and the brother of Zvi Livnat, a director of IDB Holding, IDB Development, Clal and Discount.

B.      SCITEX’S CONTROLLING SHAREHOLDERS

          Clal, CEI, Discount, IDB Development and IDB Holding

          Both Clal and CEI are Israeli companies, holding investments in Israeli companies that operate primarily in the fields of high-tech and electronics.  Clal also operates in the fields of cement, textiles, paper and cartons, biotechnology and management of venture capital funds.

          Discount is an Israeli company holding investments, predominantly in companies located in Israel or that are Israel-related that operate mainly in the fields of communications, advanced technology, industry, real estate and commerce.

          Clal and Discount are both controlled by IDB Development Corporation Ltd. (“IDB Development”), a majority owned subsidiary of IDB Holding.  Both IDB Development and IDB Holding are Israeli companies. IDB Development holds investments in various entities, operating primarily in the fields of insurance, real estate, high-tech and electronics. IDB Holding is a holding company that, through IDB Development, holds investments in various entities, operating primarily in the fields of insurance, real estate, high-tech and electronics.

          Each of IDB Development’s, IDB Holding’s, Discount’s and Clal’s respective shares are listed on the TASE.

          The principal address of Clal, CEI, Discount, IDB Development and IDB Holding is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

C.      CONTROLLING PERSONS

          Based upon reports received by Scitex, since May 19, 2003, IDB Holding is controlled by a group comprised of:

          (1)  Ganden Investment I.D.B. Ltd. (“Ganden”), a private Israeli company controlled by Nochi Dankner (who is also the Chairman of IDB Holding, IDB Development, Clal and Discount) and his sister Shelly Dankner-Bergman (who is also a director of IDB Holding, IDB Development, Clal and Discount), that holds 31.02% of the equity and voting power of IDB Holding;

          (2)  Manor Investments - IDB Ltd. (“Manor”), a private Israeli company controlled by Ruth Manor (whose husband, Isaac Manor, and their son, Dori Manor, are directors of IDB Holding, IDB Development, Clal and Discount), that holds 10.34% of the equity and voting power of IDB Holding; and

          (3)  Avraham Livnat Investments (2002) Ltd. (“Livnat”), a private Israeli company controlled by Avraham Livnat (whose son, Zvi Livnat, is a director of IDB Holding, IDB Development, Clal and Discount, and whose other son, Shay Livnat, is a director of Scitex), that holds 10.34% of the equity and voting power of IDB Holding.

          Ganden, Manor and Livnat, owning in the aggregate approximately 51.7% of the equity and voting power of IDB Holding, entered into a shareholders agreement relating to, among other things, their joint control of IDB Holding, the term of which is until May 19, 2023. In addition, since September 7, 2003, Shelly Dankner-Bergman owns approximately 4.75% of the equity and voting power of IDB Holding.

          Based on the foregoing, IDB Holding and IDB Development (by reason of their control of Clal and Discount), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Dankner-Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with CEI and Discount the power to vote and dispose of Scitex’s shares beneficially owned by CEI and Discount (including Discount’s wholly owned subsidiary) amounting, in the aggregate, to 44.08% of such shares.

          Accordingly, solely for purposes of this offer to purchase, we consider Nochi Dankner, Shelly Dankner-Bergman, Ruth Manor and Avraham Livnat to be the persons ultimately in control of us. The following table sets forth the name and present principal occupation or employment of each of them.  Unless otherwise indicated, the principal address of each of them is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

Name	Position with IDB Holding	Principal Occupation

Nochi Dankner	Chairman and CEO

Mr. Dankner is a businessman and director of companies and is also a partner at Dankner, Lusky & Co., an Israeli law firm. He serves as the Chairman of IDB Development, Discount and Clal. He is also the founder and Chairman of Ganden.

Shelly Dankner- Bergman	Director	Ms. Dankner-Bergman is a director of companies, including IDB Development, Discount and Clal.

Ruth Manor	N/A	Ms. Manor is a director of companies, including David Lubinski Ltd., a car dealer.

Avraham Livnat	N/A	Mr. Livnat is the Managing Director of Taavura Holdings Ltd., an Israeli private company.

The U.S. Depositary for the offer is:

American Stock Transfer & Trust Company

By Hand/Overnight Courier:	By Facsimile Transmission:	By Mail:
+1-718-235-5001
American Stock Transfer & Trust		American Stock Transfer & Trust
Company	Confirm by Telephone:	Company
59 Maiden Lane	+1-718-936-5100	59 Maiden Lane
New York, New York 10038		New York, New York 10038
Attn: Reorganization Department		Attn: Reorganization Department

The Israeli Depositary for the offer is:

Clal Finance Batucha Investment Management Ltd.

By Hand/Overnight Courier/Mail: Clal Finance Batucha Investment Management Ltd. Rubinstein House 37 Menachem Begin Road Tel Aviv 67137, Israel Attn: Avi Avivi	By Facsimile Transmission (other than communications between the hours of 5:00 p.m. and 12:00 midnight, Israel time, on the Initial Completion Date or at any time on the Final Expiration Date):	By Facsimile Transmission (solely for communications between the hours of 5:00 p.m. and 12:00 midnight, Israel time, on the Initial Completion Date or at any time on the Final Expiration Date):
	+972-3-565-3533	+972-3-565-3500

	Confirm by Telephone:	Confirm by Telephone:
	+972-3-565-3529/30	+972-3-565-3586/7

The Information Agent for the offer is:

105 Madison Avenue
New York, New York 10016
call collect +1-212-929-5500
or
toll free +1-800-322-2885
Email: proxy@mackenziepartners.com

Our Israeli legal counsel is:

Goldfarb, Levy, Eran & Co.
Eliahu House, 2 Ibn Gvirol Street
Tel Aviv 64077, Israel
Tel:  +972-3-608-9840
Fax:+972-3-608-9837
Attn.: Ido Zemach, Adv.